UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LIMONEIRA COMPANY

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LIMONEIRA®

1893

Heritage History Legacy™

2024 Notice of Annual Meeting and Proxy Statement

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Limoneira Company, a Delaware corporation (the “Company” or “Limoneira”). The meeting will be held on March 26, 2024, at 10:00 a.m. Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, California, 93060.

Limoneira continues in 2024 as a company dedicated to sustainable agricultural and community development, rooted in rich history, heritage and tradition. Limoneira is, of course, not merely a name or a brand, it is comprised of real, tangible assets, land, water, dedicated employees and strong community relationships, carefully cultivated through the decades.

Over the past two years, we have reinforced our commitment to sustainability, stewardship of our land and water resources and greater management efficiencies. We embraced and then implemented best practices in governance and set our course towards the “asset-light” model, reducing our non-core assets.

In December, we took the next step by initiating a further introspective process to analyze our position, juxtaposed against current opportunities, with the intention of landing on the best corporate structure to pursue them. Our lodestar in this evaluation process is the best interests of our shareholders while respecting our historic values.

Enclosed please find our Notice of 2024 Annual Meeting of Stockholders and proxy statement, including a proxy card and our annual report. The proxy statement contains important information about the business to be conducted at the Annual Meeting, the proposals we will consider and how you can vote your shares. Please be sure to carefully follow the instructions contained in these proxy materials.

Your vote is very important to us. We encourage you promptly to vote your shares by telephone, Internet or by completing, signing, dating and returning the enclosed proxy card, which contains instructions on how you would like your shares to be voted. Please submit your proxy card regardless of whether you will attend the Annual Meeting. This will help us ensure that your vote is represented at the Annual Meeting.

Sincerely,

Scott S. Slater
Chairperson of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, March 26, 2024

Limoneira Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Tuesday, March 26, 2024, at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, California 93060, for the following purposes:

• to elect two (2) Class I directors to the Board of Directors, each to serve for a three-year term (“Proposal 1”);

•to vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (“Proposal 2”);

•to vote on an advisory resolution on the frequency of Say-on-Pay votes (“Proposal 3”);

•to ratify the appointment of Deloitte & Touche LLP to serve as the independent auditor for Limoneira Company for the fiscal year ending October 31, 2024 (“Proposal 4”);

•to approve an amendment to our Restated Certificate of Incorporation to allow for the exculpation of officers (“Proposal 5”);

•to approve an amendment to the Limoneira Company 2022 Omnibus Incentive Plan to increase the number of shares of the Company’s common stock available for awards thereunder by 1,000,000 shares to 1,500,000 shares (“Proposal 6”); and

• to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the enclosed proxy statement. The Board of Directors recommends that you vote FOR ALL the director nominees, FOR the advisory approval of the compensation of the Named Executive Officers, for every ONE year as to the frequency of Say-on-Pay votes, FOR the ratification of the independent auditors, FOR the amendment of our Restated Certificate of Incorporation, and FOR the amendment to the Limoneira Company 2022 Omnibus Incentive Plan.

Stockholders of record at the close of business on January 31, 2024, the record date, will be entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection for 10 days preceding the Annual Meeting at our principal executive offices at 1141 Cummings Road, Santa Paula, California 93060. We will begin mailing the Notice of Annual Meeting, proxy statement and proxy card on or about February 15, 2024 to stockholders of record at the close of business on January 31, 2024.

To be sure that your shares are properly represented at the meeting, whether or not you attend, please promptly vote your shares either by telephone, Internet or by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed envelope. We must receive your proxy card no later than 11:59 p.m. Pacific Time, on March 25, 2024.

You will be required to bring certain documents with you to be admitted to the Annual Meeting. Please carefully read the sections in the proxy materials on attending and voting at the Annual Meeting to ensure that you comply with these requirements.

By order of the Board of Directors.

Amy Fukutomi
Vice President of Compliance & Corporate Secretary

Limoneira Company	i	2024 Proxy Statement

Limoneira Company	ii	2024 Proxy Statement

Limoneira Company	iii	2024 Proxy Statement

Restricted Stock	39
Estimated Potential Incremental Payments Upon Change of Control or Certain Termination Events	40
Perquisities and Other Personal Benefits	40
Employment Agreements	40
Hedging and Pledging Policies	40
Ownership Requirement	40
Other	41
Chief Executive Officer Pay Ratio	41
Summary Compensation Table for Fiscal Years 2023, 2022 and 2021	42
Chart of All Other Compensation in Fiscal Year 2023	43
Grants of Plan-Based Awards in Fiscal Year 2023	43
Outstanding Equity Awards at 2023 Fiscal Year End	44
Outstanding Exercises and Stock Vested at 2023 Fiscal Year End	44
Pension Benefits	45
Pay Versus Performance (PVP)	45
Compensation Committee Report	47
Proposal 2: Advisory Vote on Executive Compensation	48
Required Vote for Stockholder Approval	48
Recommendation of the Board of Directors	48
Proposal 3: Advisory Vote on the Frequency of Say-on-Pay Votes	49
Required Vote For Stockholder Approval	49
Recommendation of the Board of Directors	49
Proposal 4: Ratification of Selection of Independent Auditor	50
General	50
Fees	50
Pre-Approval Policies and Procedures	51
Required Vote For Stockholder Approval	51
Recommendation of the Board of Directors	51
Audit and Finance Committee Report	52
Proposal 5: Approval to Amend Our Certificate of Incorporation to Allow for Exculpation of Officers	53
Background	53
Text of Proposed Certificate Amendment	53
Reasons for the Proposed Certificate Amendment	54
Timing and Effect of the Certificate Amendment	54
Required Vote for Stockholder Approval	54
Recommendation of the Board of Directors	54
Proposal 6: To approve an amendment to the Limoneira Company 2022 Omnibus Incentive Plan to increase the number of shares of the Company’s common stock available for awards thereunder by 1,000,000 shares to 1,500,000 shares	55
General	55

Limoneira Company	iv	2024 Proxy Statement

Except where the context indicates otherwise, the “Company,” “we,” “us” and “our” refer to Limoneira Company and its wholly owned subsidiaries. References to “stockholders” refer to stockholders of Limoneira Company.

Limoneira Company	1	2024 Proxy Statement

Proxy Statement for Annual Meeting of Stockholders

LIMONEIRA COMPANY
1141 Cummings Road
Santa Paula, California 93060

Proxy Statement for the Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Limoneira Company, a Delaware corporation (the “Company” or “Limoneira”), for the 2024 Annual Meeting of Stockholders, to be held on Tuesday, March 26, 2024, at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060 and for any adjournments or postponements thereof. We refer to the 2024 Annual Meeting of Stockholders as the “Annual Meeting.” This Notice of Annual Meeting, proxy statement and proxy card are first being mailed or provided to stockholders on or about February 15, 2024. The costs for mailing will be paid by the Company.

ANNUAL MEETING OF STOCKHOLDERS	DateMarch 26, 2024
Time10:00 a.m. Pacific Time
Record DateJanuary 31, 2024

Purpose of Meeting

As described in more detail in this proxy statement, the Annual Meeting is being held for the following purposes:

Proposal		Board of Directors Vote Recommendation	Page Reference
1.	to elect two (2) Class I directors to the Board of Directors, each to serve for a three-year term (“Proposal 1”);	FOR	Page 23
2.	to vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (“Proposal 2”);	FOR	Page 48
3.	to vote on an advisory resolution on the frequency of Say-on-Pay votes (“Proposal 3”)	ONE YEAR	Page 49
4.	to ratify the appointment of Deloitte & Touche LLP to serve as the independent auditor for Limoneira Company for the fiscal year ending October 31, 2024 (“Proposal 4”);	FOR	Page 50
5.	to approve an amendment to our Restated Certificate of Incorporation to allow for exculpation of officers (“Proposal 5”);	FOR	Page 53
6.

to approve an amendment to the Limoneira Company 2022 Omnibus Incentive Plan to increase the number of shares of the Company’s common stock available for awards thereunder by 1,000,000 shares to 1,500,000 shares (“Proposal 6”); and

		FOR	Page 55
7.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Limoneira Company	2	2024 Proxy Statement

Questions and Answers About Attending and Voting
at the Annual Meeting

Computershare Trust Company, N.A. (“Computershare”) is our inspector of election. As part of its responsibilities, Computershare is required to independently verify that you are a stockholder of the Company eligible to participate in the Annual Meeting and to determine whether you may vote at the Annual Meeting. Therefore, it is very important that you follow the instructions below to participate in the Annual Meeting.

Where and when will the meeting be held?

This year’s meeting will be held on March 26, 2024, and will begin at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on January 31, 2024 (the “Record Date”), are entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 18,004,918 shares of common stock outstanding and entitled to vote, 14,790 shares of Series B Convertible Preferred Stock outstanding and entitled to vote and 9,300 shares of Series B-2 Convertible Preferred Stock outstanding and entitled to vote. Holders of our common stock and Series B-2 Convertible Preferred Stock are entitled to one vote per share while holders of our Series B Convertible Preferred Stock are entitled to ten votes per share.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1. Proposal 1: To elect two (2) Class I directors to the Board of Directors, each to serve for a three (3) year term. Below are the nominees for election by stockholders at the 2024 Annual Meeting. Both are current directors:

Director	Age	Serving Since	Independent
Harold S. Edwards	58	2009	No
Edgar A. Terry	64	2017	Yes

2. Proposal 2: To vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement.

This advisory stockholder vote is commonly known as “Say-on-Pay”. Our Board values stockholder input as we provide oversight of the strategic growth of Limoneira, and we continue to engage with stockholders directly. This was particularly important in fiscal year 2023 to ensure we were responsive to the “Say-on-Pay” votes at our 2022 and at our 2023 Annual Meetings. To solicit feedback from our stockholders on our performance and strategic plan, executive compensation practices, as well as corporate governance and environmental, social and governance (“ESG”) topics, we hosted individual meetings by videoconference with several stockholders, representing approximately 30% of our outstanding common stock. Throughout the year, we participate in investor conferences and other presentations with current and prospective stockholders. Additionally, we appropriately engage our stockholders informally throughout the year as needed to provide transparency into emerging issues, to discuss milestones and to inform our decision-making. As highlighted in more detail in these proxy materials, we incorporated feedback from our stockholders directly into our decision-making as a Board in 2023.

3. Proposal 3: To vote on an advisory resolution on the frequency of Say-on-Pay votes. Stockholders may vote for a Say-On-Pay frequency of every one year, every other year, or every three years.

The Board believes that holding Say-on-Pay votes every year will provide the Board with valuable feedback from stockholders on the Company’s executive compensation policies and practices.

Limoneira Company	3	2024 Proxy Statement

4. Proposal 4: To ratify the appointment of Deloitte & Touche LLP to serve as the independent auditor for Limoneira Company for the fiscal year ending October 31, 2024.

Our Audit and Finance Committee (“Audit Committee”) appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent auditor to perform the audit of our consolidated financial statements for the fiscal year ended October 31, 2024, and we ask our stockholders to ratify this appointment.

5. Proposal 5: To approve an amendment to our Restated Certificate of Incorporation to allow for exculpation of officers.

The State of Delaware, which is Limoneira’s state of incorporation, enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances. The Board believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current directors from accepting or continuing membership on corporate boards and prospective or current officers from serving corporations. Accordingly, the Board determined that it is advisable and in the best interests of the Company and its stockholders to amend the current exculpation and liability provisions of our Restated Certificate of Incorporation, as amended, to extend exculpation protection to our officers in addition to our directors. We submitted this same proposal to the stockholders for consideration at the 2023 Annual Meeting but did not receive sufficient votes for approval, primarily due to a large number of broker non-votes, which have the same effect as a vote against this proposal.

6. Proposal 6: To approve an amendment to the Limoneira Company 2022 Omnibus Incentive Plan to increase the number of shares of the Company’s common stock available for awards thereunder by 1,000,000 shares to 1,500,000 shares.

At the 2022 Limoneira Company Annual Meeting, the Company’s stockholders approved the Limoneira Company 2022 Omnibus Incentive Plan (the “2022 Plan”). The 2022 Plan authorizes award grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and any other type of award authorized by the 2022 Plan to the Company’s and its affiliates’ employees (including officers), directors and consultants. An increase in the number of shares available under the 2022 Plan is needed to continue our transition to more equity-focused incentives and expand participation in the 2022 Plan. Accordingly, we ask our stockholders to consider and approve an amendment and restatement of Section 4(a) of the 2022 Plan to increase the number of shares of the Company’s common stock available for awards by an additional 1,000,000 shares to a total of 1,500,000 shares. No other changes are being requested.

7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board recommends a vote “FOR” Proposals 1, 2, 4, 5 and 6. The Board recommends a vote of every one year for Proposal 3.

What do I do if I wish to attend the meeting?

It is very important that you follow the Check-in Procedure below to attend the Annual Meeting. You will not be allowed access without the proper credentials.

Check-in Procedure for Attending the Annual Meeting

Stockholders of Record. The documents that you need to provide to be admitted to the Annual Meeting depend on whether you are a stockholder of record or represent a stockholder of record.

•Individuals: If you are a stockholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport). Trustees who are individuals and named as stockholders of record are in this category.

•Individuals Representing a Stockholder of Record: If you attend on behalf of a stockholder of record, whether such stockholder is an individual, corporation, trust or partnership:

•you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport); AND

Limoneira Company	4	2024 Proxy Statement

•either:

•you must bring to the Annual Meeting a letter from that stockholder of record authorizing you to attend the Annual Meeting on their behalf; OR

•we must receive by 11:59 p.m., Pacific Time, on March 25, 2024, a duly executed proxy card from the stockholder of record appointing you as proxy.

Beneficial Owners. If your shares are held by a bank or broker (often referred to as “holding in street name”), you should go to the “Beneficial Owners” check-in area at the Annual Meeting. Because you hold your shares in street name, your name does not appear on the share register of the Company. The documents that you need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or represent a beneficial owner.

•Individuals. If you are a beneficial owner, you must bring to the Annual Meeting:

•a form of government-issued photo identification (e.g., a driver’s license or passport); AND

•either:

•a legal proxy that you obtained from your bank or broker; OR

•your most recent brokerage account statement or a recent letter from your bank or broker showing that you own shares of the Company.

•Individuals Representing a Beneficial Owner. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting:

•a letter from the beneficial owner authorizing you to represent such beneficial owner’s shares at the Annual Meeting; AND

•the identification and documentation specified above for individual beneficial owners.

If I am a stockholder of record of common stock, how do I vote?

By Telephone: Call 1-800-652-VOTE (8683). You can use any touch-tone telephone to transmit your voting instructions up until voting is announced to be closed during the Annual Meeting. You need to have your proxy card in hand when you call and follow the instructions.

Over the Internet: Go to www.investorvote.com/LMNR. You can use the Internet 24 hours a day to transmit your voting instructions until voting is announced to be closed during the Annual Meeting. You need to have your proxy card in hand when you access the website and follow the instructions.

By Mail: You may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope to Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067 to be received by 11:59 p.m., Pacific Time, on March 25, 2024.

During the Meeting: See specific instructions below.

Voting in Person at the Annual Meeting

Stockholders of Record. Stockholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described below:

•Individuals. You will receive ballots at the check-in table when you present your identification. If you already voted by proxy and do not want to change your votes, you do not need to complete the ballots. If you do complete and return the ballots to us, your proxy will be automatically revoked.

•Individuals Voting on Behalf of Another Individual. If you vote on behalf of another individual who is a stockholder of record, we must receive by 11:59 p.m., Pacific Time, on March 25, 2024, a duly executed proxy card from such individual stockholder of record appointing you as his or her proxy. If we received the proxy card, you will receive ballots at the check-in table when you present your identification.

Limoneira Company	5	2024 Proxy Statement

•Individuals Voting on Behalf of a Legal Entity. If you represent a stockholder of record that is a legal entity, you may vote that legal entity’s shares if it authorizes you to do so. The documents you must provide to receive ballots at the check-in table depend on whether you are representing a corporation, trust, partnership or other legal entity.

•If you represent a corporation:

•you must bring to the Annual Meeting a letter or other document from the corporation, on the corporation’s letterhead and signed by an officer of the corporation, that authorizes you to vote the corporation’s shares on its behalf; OR

•we must receive by 11:59 p.m., Pacific Time, on March 25, 2024, a duly executed proxy card from the corporation appointing you as its proxy.

•If you represent a trust, partnership or other legal entity, we must receive by 11:59 p.m., Pacific Time, on March 25, 2024, a duly executed proxy card from the legal entity appointing you as its proxy. A letter or other document will not be sufficient for you to vote on behalf of a trust, partnership or other legal entity other than a corporation.

Beneficial Owners. If you hold your shares in street name, your bank, broker or their appointed agent is forwarding these proxy materials to you. Because your name does not appear on the share register of the Company, you will not be able to vote in person at the Annual Meeting unless you request a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

•Individuals. As an individual, the legal proxy will have your name on it. You must present the legal proxy at check-in to the inspector of election at the Annual Meeting to receive your ballots.

•Individuals Voting on Behalf of a Beneficial Owner. Because the legal proxy will not have your name on it, to receive your ballots, you must bring to the Annual Meeting a letter from the person or entity named on the legal proxy that authorizes you to vote its shares at the Annual Meeting.

What does it mean to vote by designated proxies?

The persons who are the designated proxies will vote as you direct in your proxy or voter instruction card.

Please note that proxies returned without voting directions, and without specifying a proxy to attend the Annual Meeting and vote on your behalf, will be voted by the proxies designated by our Board in accordance with the recommendations of our Board.

What if I want to change or revoke my vote?

You may revoke or change your proxy any time before the Annual Meeting by:

•Submitting your vote later via the Internet or telephone prior to 11:59 p.m., Pacific Time on March 25, 2024; or

•Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•Providing notice in writing before the meeting to: Mark Palamountain, Chief Financial Officer and Treasurer, Limoneira Company, 1141 Cummings Road, Santa Paula, California 93060 or by facsimile to (805) 525-8211.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

•FOR the election of the two (2) Class I nominees for Director;

•FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers;

•For a frequency of every one year with regard to the frequency of Say-on-Pay votes;

•FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending October 31, 2024;

•FOR the proposal to amend our Restated Certificate of Incorporation to allow for exculpation of officers;

Limoneira Company	6	2024 Proxy Statement

•FOR the proposal to amend the Limoneira Company 2022 Omnibus Incentive Plan to increase the number of shares of the Company’s common stock available for awards thereunder by 1,000,000 shares to 1,500,000 shares; and

•in accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not submit a proxy, you must attend the meeting to vote your shares up until voting is announced to be closed at the Annual Meeting. If you hold shares in “street name,” your shares may be voted with respect to discretionary matters even if you do not provide voting instructions to your bank or broker but will not be voted with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, shares not voted are treated as “broker non-votes.”

The proposals to elect two (2) Class I directors (Proposal 1), to vote on an advisory resolution to approve the executive compensation (Proposal 2), to vote on an advisory resolution on the frequency of Say-on-Pay votes (Proposal 3), to approve an amendment to our Restated Certificate of Incorporation to allow for exculpation of officers (Proposal 5), and to approve an amendment to the Limoneira Company 2022 Omnibus Incentive Plan to increase the number of shares of the Company’s common stock available for awards thereunder by 1,000,000 shares to 1,500,000 shares (Proposal 6) are considered non-discretionary items; therefore, you must provide instructions in order to have your shares voted on these matters. If your shares are held in street name and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on our sole “routine” matter – Proposal 4, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor to perform the audit of our consolidated financial statements for the fiscal year ending October 31, 2024.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the Annual Meeting, participating in-person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the Record Date is considered a quorum for the transaction of business. If you attend the Annual Meeting to vote in person or submit a properly completed proxy by mail, by telephone or via the Internet, your shares of common stock will be considered part of the quorum.

Shares represented by proxies that are marked “Abstain” or “Withhold” will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

If the persons present or represented by proxies at the Annual Meeting do not constitute a quorum, we will postpone the Annual Meeting to a later date.

How many votes are needed to approve a proposal?

For the proposal to elect two (2) Class I directors (Proposal 1), each director nominee receiving a plurality of the votes cast at the Annual Meeting will be elected as a director. Stockholders of any class or series of stock shall be permitted to cumulate votes for the election of directors.

The proposal to approve, on an advisory basis, of the compensation of the Company’s named executive officers (“NEOs”) (Proposal 2), the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor to perform the audit of our consolidated financial statements for the fiscal year ended October 31, 2024 (Proposal 4), and the proposal to approve an amendment to the 2022 Plan to increase the number of shares of the Company’s common stock available for awards by 1,000,000 shares to 1,500,000 shares (Proposal 6), each require the affirmative vote of the holders of at least a majority of the outstanding shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Abstentions have the same effect as a vote “against” the proposal. Broker non-votes have no impact on these proposals.

Because the advisory vote on the frequency of Say-on-Pay votes (Proposal 3) asks stockholders to choose from one of multiple options, we will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. Broker non-votes and abstentions will have no impact on this proposal.

Limoneira Company	7	2024 Proxy Statement

The proposal to approve an amendment to our Restated Certificate of Incorporation, as amended, to allow for the exculpation of officers (Proposal 5) requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon; therefore, abstentions and broker non-votes have the effect of a vote against such proposal.

Computershare, the proxy tabulator and inspector of election appointed for the Annual Meeting, will tabulate all votes. Computershare will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How is solicitation being made?

We, the Company, are making this solicitation and as such, the cost of solicitation of proxies will be borne by us. Our directors, officers, and employees may make solicitation, personally or by telephone, email or fax. The Notice of Annual Meeting, the proxy statement, and proxy card will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses. We have retained Morrow Sodali, a proxy solicitor, to assist us in the solicitation of proxies for the Annual Meeting. The Company will pay Morrow Sodali $25,000 plus reimbursement for its reasonable out-of-pocket expenses. The Company will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as our proxy solicitor.

We may supplement the original solicitation of proxies by mail with solicitation by telephone, and other means by directors, officers and/or employees of the Company and by Internet, phone, or other means by Morrow Sodali. We will not pay any additional compensation to these individuals, other than Morrow Sodali, for any such services.

What should I do if I have any questions?

If you have any questions or require any assistance with voting your shares of common stock, please contact Morrow Sodali, our proxy solicitor, by calling 800- 662-5200, or banks and brokers can call (203) 658-9400, or by emailing LMNR@investor.morrowsodali.com.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K within four (4) business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a current report on Form 8-K to publish preliminary results and, within four (4) business days after the final results are known to us, file an amendment to such current report on Form 8-K to publish the final results.

Limoneira Company	8	2024 Proxy Statement

Fiscal Year Highlights

Business Performance / Fiscal Year 2023 Achievements / Recent Events

On October 10, 2022, we entered into a Purchase and Sale Agreement, as amended (the “Purchase Agreement”), with PGIM Real Estate Finance, LLC (“PGIM”) to sell 3,537 acres of land and citrus orchards in Tulare County, California (the “Northern Properties”) for an adjusted purchase price of approximately $100.0 million. The Purchase Agreement became effective on January 25, 2023, when the Board approved the Purchase Agreement, binding us to sell the Northern Properties and the transaction closed on January 31, 2023. We received net cash proceeds of approximately $98.4 million and recorded a gain of approximately $40.0 million. The proceeds were used primarily to pay down debt.

On January 31, 2023, we entered into a Farm Management Agreement (the “FMA”) with an affiliate of PGIM to provide farming, management and operations services related to the Northern Properties. The FMA has an initial term expiring March 31, 2024, and thereafter continuing from year to year unless earlier terminated under the terms of the FMA. Further, on January 31, 2023, we entered into a Grower Packing and Marketing Agreement to provide packing, marketing and selling services for lemons harvested on the Northern Properties for a minimum five-year term, subject to certain benchmarking standards.

On November 30, 2022, we sold our Sevilla property, received net proceeds of $2.6 million and recorded an immaterial loss in the first quarter of fiscal year 2023.

On April 18, 2023, we entered into a Confidential Settlement Agreement and Release (the “Settlement Agreement”) with Southern California Edison and Edison International to formally resolve any and all claims related to the Thomas Fire in fiscal year 2018. Under the terms of the Settlement Agreement, the Company was awarded a total settlement of $9.0 million. On May 19, 2023, the Company received approximately $6.1 million, net of legal and related costs.

In April 2023, we determined that citrus farming operations were economically unviable on 670 acres of leased agricultural land at the Cadiz Ranch. As a result, we ceased farming operations, disposed of the related property, plant and equipment and recorded a loss on disposal of assets of $9.0 million in the second quarter of fiscal year 2023.

In August 2023, we engaged with Yuma Mesa Irrigation and Drainage District and the United States Bureau of Reclamation in a fallowing and forbearance program at our Associated Citrus Packers, Inc. ranch in Yuma, Arizona. We expect to receive approximately $1.3 million annually, paid in quarterly installments, for fallowing approximately 600 acres out of 1,300 acres of farmland through calendar year 2025.

In October 2023, Limoneira Lewis Community Builders, LLC closed on lot sales representing 121 residential units and we recorded equity in earnings of investments of $5.1 million for fiscal year 2023.

On December 1, 2023, we announced the commencement of a strategic review process to explore potential alternatives aimed at maximizing stockholder value. Potential strategic alternatives could include, but not be limited to, a sale of all or parts of the Company and its assets, a merger or other transaction. The Board has not set a timetable for completion of the review and no transaction or other outcome is guaranteed to take place. At this time, we cannot predict the impact that such strategic alternatives might have on our business, operations or financial condition.

On December 19, 2023, we declared a cash dividend of $0.075 per common share, which was paid on January 12, 2024, in the aggregate amount of approximately $1.3 million to stockholders of record as of January 2, 2024.

On January 1, 2024, Elizabeth Blanchard Chess retired from the Board. The Board appointed Peter J. Nolan, to fill the vacancy created by the retirement of Ms. Chess, effective January 1, 2024.

COVID-19 Pandemic

The COVID-19 pandemic has had an adverse impact on the industries and markets in which we conduct our business. In particular, the United States lemon market saw a significant decline in volume, with lemon demand falling since widespread shelter in place orders were issued in March 2020, resulting in a significant market oversupply. The export market for fresh produce also significantly declined due to the COVID-19 pandemic impacts.

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The decline in demand for our products beginning the second quarter of fiscal year 2020 has negatively impacted our sales and profitability for the last four fiscal years. The COVID-19 pandemic may continue to impact our sales and profitability in future periods. The duration of these trends and the magnitude of such impacts cannot be estimated at this time, as they are influenced by a number of factors, many of which are outside management’s control, including, but not limited, to those presented in Item 1A. Risk Factors our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 21, 2023.

Given the economic uncertainty as a result of the COVID-19 pandemic over the past four fiscal years, we have taken actions to improve our current liquidity position, including strategically selling certain assets, temporarily postponing capital expenditures and substantially reducing discretionary spending.

There is continued uncertainty around the breadth and duration of our business disruptions related to the COVID-19 pandemic, as well as its impact on the U.S. economy and the ongoing business operations of our customers. The ongoing impact of the COVID-19 pandemic on our results of operations, financial condition, or liquidity for fiscal year 2024 and beyond cannot be estimated at this point.

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Environmental, Social and Governance Initiatives

Our Mission Statement

“Limoneira is an agricultural and community development company which, based upon its rich heritage and traditions, seeks to not only maximize value for its customers and stockholders, but to enhance its legacy by employing sustainable practices in all aspects of operations including stewardship of both its natural and human resources.”

For over 130 years, Limoneira has been dedicated to fostering the wellbeing of our communities, employees, and their families. We are committed to being a force for good within our local neighborhoods, conducting business with unwavering ethics, caring for the land that supports us, and promoting inclusivity. Our success is not just measured in dollars, but it is manifested by the tangible improvements of the lives and communities we support.

Limoneira is committed to bolstering the strength, transparency, and substance of our ESG programs, through which we can minimize our environmental impact, support nature, enhance the protection of human rights, and operate with steadfast ethical responsibility. We listen to feedback from our employees, stakeholders, investors, business partners, and other essential contributors to continually evolve our practices as we strive to exceed their expectations.

At the core of our beliefs lie the wellbeing of people and our planet, and we consistently invest to advance the benefit of each. Our workforce forms a cohesive and collaborative team that is characterized by inclusivity, diversity, and alignment with our mission statement and core philosophy. We are resolute in our efforts to achieve the ambitious goals set for ourselves and reinforced throughout our leadership team.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) of our Board oversees our ESG programs and practices, including climate change, human capital management, diversity, stakeholder relations, and health, safety and the environment. The Nominating Committee considers long- and short-term trends and their potential environmental and social impacts to our business. The Nominating Committee’s role in overseeing our ESG programs has been formally designated and codified in the Nominating Committee’s charter. The Chairperson of this committee, Elizabeth Mora, is a seasoned ESG professional who provides guidance to our Board and management. Our ESG programs are managed by our Vice President of Compliance and Corporate Secretary, Amy Fukutomi, who reports directly to our CEO, Mr. Edwards.

During 2023, Limoneira was proud to introduce a formal ESG Council, which oversees policies and operational controls of environmental risks. The ESG Council is chaired by Ms. Fukutomi and is comprised of members of Senior Management, company Vice Presidents and department stakeholders. We also bolstered our Corporate Social Responsibility Committee (“CSR Committee”), which oversees human rights, supply chain and customer social audits and is chaired by our Director of Human Resources, Debra Walker.

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ESG Governance Structure
Limoneira Company
Board of Directors
Nominations & Corporate Governance Committee
Oversees ESG practices, including the potential long & short-term trends and impacts to the Company's business
Senior Management
Provides Board with updates on strategy & priorities
CSR Committee
Identifies and mitigates human rights risks
ESG Council
Sets & reviews strategy, framework, and programs

The ESG Council also functions as the Company’s Environmental Management System (“EMS”), which provides a formal structure for reducing our environmental impact and improving operating efficiency. The roadmap of our EMS, as set forth below, outlines the procedure for continuously identifying problems, planning solutions, implementing the solutions, measuring progress, and reviewing results before returning to the identification phase. Our Board considers any environmental, social, or health and safety matters at each of its quarterly meetings with direct reports provided by our EMS lead, Ms. Fukutomi.

Commitment & Policy
• Environment goals
• Regulatory demands
• Leadership vision
Planning
• Identify improvement area
• Create target
• Plan & design
Action & Implementation
• Implement action plan
• Training
• Documentation & communication
Evaluation
• Corrective action
• Monitor improvement
• Measure
Review
• Review results
• Determine efficacy
• Revise plan
Continuous Progress

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Sustainable Development Goals Roadmap

Limoneira aligns with the United Nation’s Sustainable Development Goals (“SDGs”). While the goals were originally developed for use by governments, the goals prove to be valuable for corporations as well. We use the SDGs to inform the direction of our sustainability program and to align on common goals with other like-minded institutions.

Environmental:

We are dedicated to continual improvement and the adoption of practices that strengthen our business, minimize negative environmental impact, and ensure the long-term viability of our operations.

Social:

We are committed to improving the lives of all our stakeholders by helping to provide access to our products, increasing the diversity within our Company, and safeguarding human rights.

Governance:

We are resolute in upholding strong governance practices to protect the interest of and create long-term value for our investors, supply chain, customers, employees and communities.

Governance

Corporate Accountability

Operating ethically and with integrity while abiding by local, regional, and national regulatory and legal standards governing our industry is an integral part of how we do business— and we expect the same from our partners and supply chain. We disclose policies on our website that govern how we operate and help ensure enterprise-wide compliance to further increase the trust and support of our stakeholders.

Every Company employee is guided by our Code of Ethics (“2023 Ethics Code”). The 2023 Ethics Code applies to our Board, all of our employees and others conducting business on our behalf, including consultants, contract workers and temporary workers (as applicable by law). We require annual certification of our Ethics Code by employees and our Board. See additional details under the heading “Corporate Governance and Related Matters.”

Risk Management

Risk management is an essential and dynamic process involving the identification, evaluation, and response to potential threats and uncertainties that could potentially impact the business. Risks may arise from a variety of sources including regulatory changes, environmental factors, natural disasters, economic pressures, technological disruptions, health and safety, and human rights risks across the supply chain. Ultimate oversight of the Company’s risks lies with the Board and its Risk Management Committee (“Risk Committee”).

Cybersecurity

Limoneira recognizes that cybersecurity is an important aspect of risk management. Our Board and its Risk Committee oversee our cybersecurity program and receive regular reports from our management team to ensure that directors are fully versed on this topic and evaluate the program on a continual basis for its scope and efficacy. Our Vice President of Packing and Technology and Director of Information Technology directly manage information security and lead the development of enterprise-wide policies, standards, strategies, architectures, and processes.

We are committed to continued investment and strengthening of our computer systems, software, networks, and other technological assets. Our information security program is designed to preserve the integrity, confidentiality, and continued availability of data owned by, or in the care of, the Company and to protect against cybersecurity attacks by unauthorized parties or individuals attempting to gain access to confidential information, destroy data, degrade or disrupt service, sabotage systems, or otherwise cause damage.

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Social

Community Outreach

With a rich history spanning over 130 years, Limoneira is a foundational member of the communities in which it operates. We entrench community outreach as a cornerstone of our ethos. As a key employer in the area, we recognize that our successes are mutually intwined. Through outreach events, philanthropic giving, and active participation in the surrounding communities, we strive to support the people who have supported us throughout our long history.

Limoneira continues its relationship with the University of California – Santa Barbara’s Bren School of Environmental Science and Management (“UCSB”). For our second year, we hosted a talented intern from the school who worked closely with our sustainability team to evaluate greenhouse gas emissions and minimize our environmental impact. We also work closely with another team at UCSB whose two-year master’s degree project is to help us assess the impact of certain organic soil amendments within our orchards. The selection of these programs is extremely competitive, and we are honored to have our project chosen. We place a high value on education, and we look forward to continuing to build our relationship with UCSB and supporting the future of sustainable environmental knowledge.

Employee Wellbeing and Safety

Employee wellbeing and safety stand as non-negotiable priorities at Limoneira. We recognize that our team members are the life force of our organization, and we make every effort to promote a culture of health and safety. We firmly believe that a healthy, safe, and valued workforce not only drives our success but also embodies the core values that define Limoneira’s culture and identity. In addition to our best-in-class benefits and 401(k) matching, this year, we introduced an expanded suite of physical and mental health resources for employees. We continue to evaluate our safety practices on an ongoing basis and provide general and departmental safety training to ensure that we maintain a safe working environment for all employees.

Human Rights

Human rights are the foundation of a just and equitable society, and Limoneira is dedicated to safeguarding them with unwavering commitment. We recognize that every individual, regardless of race, ethnicity, nationality, gender, religion, sexual orientation, sexual identity, or disability status possesses inherent entitlement to fundamental respect and dignity—as aligned with the United Nations Universal Declaration of Human Rights. At Limoneira, we are committed to promoting these rights and providing a discrimination-free workplace where every voice is not just heard but valued. Limoneira requires that any members of its supply chain adhere to internationally recognized human rights standards including provisions on working time and safe working environments, while prohibiting behaviors such as discrimination and forced and child labor.

Environmental

Environmental Highlights

•Carbon Emissions- Limoneira reduced its annual emissions by 5% from the previous year.

•Renewable Electricity- Limoneira’s energy mix increased to 55% electricity from renewables, which is improved from 44% last year. This comes from our on-site solar installations and renewable electricity purchased from the grid.

•Orchard Biodiversity- We planted an additional 197 acres of cover crop, increasing our total biodiversity acreage to 480. These acres feature a rich diversity of native vegetation that supports soil health and above and below ground biodiversity.

•Water Consumption- Our water consumption reduced from 4.2 to 3.6 acre-feet per acre. In addition to participation in fallow-based water conservation programs, this reduction in water consumption is made possible by high efficiency irrigation systems and water monitoring technology, combined with an emphasis on soil health and regenerative practices.

Natural Resources

Limoneira recognizes that agriculture would be impossible without natural resources, and we created an array of initiatives to promote and protect them. Our team is constantly experimenting with regenerative practices to utilize land and water resources as efficiently as possible, while we continue to expand our application of cover crops and pollinator habitats to support above and belowground biodiversity.

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Carbon

Much of the conversation surrounding climate change revolves around greenhouse gas emissions, specifically carbon dioxide. While we avoid significant emissions through our solar installations and the purchase of renewable electricity from the grid, our sustainability and farming teams work hand-in-hand to create innovative solutions for minimizing soil-based emissions from fertilizers. We conduct a number of exciting experiments as we strive to lead the way in sustainable agriculture.

Climate Smart Agriculture

Limoneira is dedicated to minimizing negative impacts on the environment, a goal we are accomplishing in part by leveraging the natural services provided by our ecosystem. This approach allows us to replace chemical additives with natural processes, saving time and money while avoiding damage to the natural world. One example of this is integrated pest management, wherein we deploy a variety of non-chemical controls, such as beneficial insect releases, as a primary line of defense against harmful pests.

Waste

Landfilled waste can be a significant source of emissions and environmental contamination. Through our partnership with Agromin, Limoneira composted and diverted over 4,400 tons of organic waste from the landfill — comprising 88% of the Company’s total waste by mass. We are rolling out additional initiatives to improve recycling in our offices, including electronics waste, food waste, and mixed recycling. These initiatives not only avoid emissions and environmental contamination, but also conserve natural resources for future generations.

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Corporate Governance and Related Matters

Corporate Governance Highlights

Recent Updates

•Adoption of updated 2023 Ethics Code;

•Adoption of Amended and Restated Recoupment of Incentive Compensation Policy (“Clawback Policy”) to comply with Section 10D of the Securities Exchange Act of 1934, as amended, Exchange Act Rule 10D-1, and Nasdaq Stock Market Listing Rule 5608;

•Adoption of a Code of Business Conduct and Ethics for Directors (“Directors Code”); and

•Adoption of Amended Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures and Guidelines with Respect to Certain Transactions in Securities of Limoneira Company and Other Companies in which Limoneira Maintains a Relationship (“Insider Trading Policy”).

Board of Directors

•Seven current directors; six are independent and two, or 29%, are women;

•Standing committee chairs are independent, consisting of independent chairs of the Audit Committee, Risk Committee, Compensation Committee and Nominating Committee;

•Executive sessions of non-management directors at each regular Board and committee meetings;

•75% of committee leadership roles are held by women;

•Six of our seven Board members have experience on other public company boards and three of our seven Board members are current or former public company CEOs; and

•Annual Board, committee, and individual performance evaluations assess the skills and performance of our directors.

Board of Directors Structure

The Bylaws provide that the exact number of directors shall consist of not less than six and not more than 12 directors as fixed from time to time by resolution of a majority of the total number of directors that the Company would have if there were no vacancies. We currently have seven directors. Our Bylaws divide the Board into three classes, each class serving for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

For fiscal year 2023 our seven directors were divided among the three classes as follows:

Class I Directors	Class II Directors	Class III Directors
Term expires 2024 Annual Meeting	Term expires 2025 Annual Meeting	Term expires 2026 Annual Meeting
Harold S. Edwards Edgar A. Terry	Barbara Carbone Gordon E Kimball Scott S. Slater	Elizabeth B. Chess Elizabeth Mora

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Effective January 1, 2024, our seven directors are divided among the three classes as follows:

Class I Directors	Class II Directors	Class III Directors
Term expires 2024 Annual Meeting	Term expires 2025 Annual Meeting	Term expires 2026 Annual Meeting
Harold S. Edwards Edgar A. Terry	Barbara Carbone Gordon E Kimball Scott S. Slater	Elizabeth Mora Peter J. Nolan

Board of Directors Oversight Responsibilities

Leadership Structure

The leadership structure of the Board is centered on the concept of an appropriate balance between management and the Board. The Board believes that it is in the Company’s best interests that the Chairperson and CEO roles are separate. The separation allows the CEO to focus primarily on leading the day-to-day operations of the Company while the Chairperson can focus on leading the Board in its consideration of strategic issues, critical discussions, and monitoring corporate governance and stockholder issues. To encourage open discussion and communication among the directors, executive sessions of non-management directors are held during each Board and committee meeting. Mr. Scott S. Slater was appointed Chairperson of the Board in July 2022. Mr. Harold S. Edwards serves as the Company’s President and CEO. Mr. Edwards is also a member of the Board.

Our Board established an Audit Committee, Compensation Committee, Nominating Committee, and a Risk Committee. Each committee plays an important role in the governance and leadership of the Board, and each is chaired by an independent director. For additional information regarding these committees, please see “Committees of the Board of Directors” and for biographies of the Chairperson and members of each of the committees, please see “Proposal 1: Election of Directors”.

Risk Oversight

Although management is responsible for the day-to-day management of the risks of our Company, the Board and its committees have active roles in overseeing the management of our risks and bear the ultimate responsibility for risk management. The Board regularly reviews information regarding our operational, financial, legal, environmental, industry, human capital and strategic risks. Specifically, senior management attends meetings of the Risk Committee, provides presentations on operations including our risk matrix, and is available to address any questions or concerns raised by the Board. Our Board believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks, and adopting appropriate controls and mitigation activities for such risk. Our committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk aligned with its area of focus. In addition, the Board receives reports from our auditors and other consultants and meet in executive sessions with these outside consultants.

Code of Ethics

Our 2023 Ethics Code sets forth our commitment to ethical business practices. Our 2023 Ethics Code was updated and adopted in October 2023 and applies to our directors, officers and staff. Copies of our 2023 Ethics Code are provided without charge upon written request to: Investor Relations at Limoneira Company, 1141 Cummings Road, Santa Paula, California 93060. The 2023 Ethics Code is also available on our website at https://investor.limoneira.com/corporate-governance/overview. Any amendments to or waivers from the 2023 Ethics Code granted to Directors or any NEO are disclosed on our website promptly following the amendment of wavier. There were no waivers granted or requested in fiscal year 2023.

Code of Business Conduct and Ethics for Directors

Our Board believes it is in the best interest of the Company to have a Directors Code to align with corporate governance best practices, promote ethical behavior and protect confidential information provided to directors. The Directors Code is available on our website at https://investor.limoneira.com/corporate-governance/overview.

Corporate Governance Guidelines

Our Corporate Governance Guidelines (the “Guidelines”) serve as a flexible framework within which our Board and its committees operate. The Guidelines cover several areas, including Board composition, role of the Chairperson, Board

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meetings, director selection and qualifications, Board operations and performance, performance evaluations, and succession planning. Our Guidelines document is available on our website at https://investor.limoneira.com/corporate-governance/overview.

Stock Ownership Guidelines

Our Board believes that certain officers and non-employee directors of the Board should own significant amounts of the Company’s common stock to promote a long-term perspective in managing the Company and to ensure alignment with stockholders, capital markets and public interests. To meet this objective, the Board has Stock Ownership Guidelines (the “Ownership Guidelines”) for certain officers and non-employee directors of the Board, consistent with best practices and stockholder advisor expectations for public companies. In addition to the non-employee directors of the Board, the individuals who are subject to the Ownership Guidelines are the President and CEO and Chief Financial Officer. The Ownership Guidelines are available on our website at https://investor.limoneira.com/corporate-governance/overview.

Policy Regarding Recoupment of Incentive Compensation (Clawback Policy)

The Board believes that it is in the best interests of the Company and its stockholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. Therefore, in 2023, the Board adopted an amended Clawback Policy that provides for the recoupment of erroneously awarded executive compensation in the event an accounting restatement is required. The Clawback Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Exchange Act Rule 10D-1, and Nasdaq Stock Market Listing Rule 5608. The Clawback Policy is available on our website at https://investor.limoneira.com/corporate-governance/overview.

Hedging and Pledging Policies

Among other things, the Insider Trading Policy prohibits all members of the Board, all executive officers of the Company, and other specifically designated employees of the Company (collectively, “Pre-Clearance Persons”) from engaging in certain short-term or speculative transactions in securities issued by the Company (the “Covered Securities”).

Specifically, Pre-Clearance Persons are generally prohibited from engaging in hedging transactions with respect to Covered Securities; short sales of Covered Securities; short-term trading of Covered Securities (subject to certain exceptions); and transactions in put options or call options (or any derivative security that has similar characteristics to those options) on an exchange or in any other organized market. Unless advance approval is obtained from the compliance officer, these restrictions regarding short-term or speculative transactions also apply to each Pre-Clearance Person’s immediate family members (including his or her spouse), other persons living in such Pre-Clearance Person’s household, and entities over which such Pre-Clearance Person exercises control. While employees who are not Pre-Clearance Persons are not generally prohibited from engaging in the above transactions, the Company strongly discourages all the Company’s employees (including part-time and temporary employees), officers, directors, consultants, and contractors from engaging in such transactions. In addition, Pre-Clearance Persons are required to obtain prior written approval from the compliance officer before holding Covered Securities in a margin account or pledging Covered Securities as collateral for a loan. The Insider Trading Policy is also available on our website at https://investor.limoneira.com/corporate-governance/overview.

Diversity, Equity and Inclusion

Diversity, Equity and Inclusion (“DEI”) drive Limoneira’s mission for social responsibility, and we believe these factors foster innovation, strengthen our global workforce, and enhance our ability to service customers and the community. We are committed to maintaining a workforce that is respected, safe, and valued. As such, we continually assess our programs to maximize the satisfaction and wellbeing of those who produce, harvest, and pack the products we sell. Within our workforce, 30% identify as female, while within our management team 19% identify as female and 87% of our management team are of minority descent.

Limoneira is committed to equal opportunity in employment. We aim to provide our staff with a work environment that fosters fairness, equity, and respect for social and cultural diversity, free from discrimination and harassment. Appointments and promotions are based on performance and ability. We are committed to the continued training and development of the personal and business skills of our employees. We ensure that employees are treated in a fair and unbiased way and given every encouragement to realize their full potential. To drive ownership and accountability deeper into the organization, our CSR Committee, led by our Director of Human Resources, Debra Walker, regularly evaluates our DEI program and commitment.

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Board of Directors Meetings and Attendance

Directors are expected to attend Board, strategic planning, and applicable Board committee meetings and to review meeting materials in advance of such meetings. Directors also are expected to attend the Company’s annual meetings of stockholders as well as listen to the quarterly earnings conference calls in real time or a recording soon thereafter.

The Board met four (4) times during fiscal year 2023 and held one (1) special meeting. All Board meetings had 100% attendance. The Board also met for two (2) strategic planning meetings with 93% attendance. Six (6) of our seven (7) directors attended the 2023 Annual Meeting in person.

Director Independence

The NASDAQ Rules require that a majority of the Board be independent. The Board consists of seven (7) directors, of which six are non-management directors. Each year, the Board reviews the materiality of any relationship that any of our directors may have with the Company, either directly or indirectly. No member of the Board has any relationship or arrangement that would require disclosure under Item 404 of Regulation S-K. For additional information see “Certain Relationships and Related-Party Transactions” in this proxy statement. Based on this review, the Board determined that the following current directors are “independent directors” as defined by the NASDAQ Rules: Messrs. Gordon E. Kimball, Peter J. Nolan, Scott S. Slater, Edgar A. Terry and Mses. Barbara Carbone, and Elizabeth Mora.

Each director who is a member of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee is an independent director.

Committees of the Board of Directors

Committee Overview

The standing committees of the Board include the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee. A copy of the charters for each of the standing committees is available on the Company’s website at https://investor.limoneira.com/corporate-governance/overview.

Effective January 1, 2024, the composition of our committees is as follows:

Fiscal Year 2024	Barbara Carbone	Harold S. Edwards	Gordon E. Kimball	Elizabeth Mora	Peter J. Nolan	Scott S. Slater	Edgar A. Terry
Audit & Finance
Compensation
Nominating & Corporate Governanace
Risk Management

Member
Chair

Audit and Finance Committee

Ms. Carbone and Mr. Terry served on our Audit Committee in fiscal year 2023 with Ms. Carbone serving as Chairperson. Mr. Slater also served on our Audit Committee until April 2023, when Mr. Slater resigned from, and Mr. Kimball was appointed to, the Audit Committee. The Audit Committee met five times during fiscal year 2023 with 100% attendance. Ms. Carbone and Messrs. Kimball and Nolan comprise the Audit Committee for fiscal year 2024 with Ms. Carbone serving as the Chairperson.

The Audit Committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Rules and Rule 10A-3 of the Exchange Act, and includes at least one “audit committee financial expert,” as required by applicable SEC regulations. The Board of Directors determined that Ms. Carbone qualifies as an “audit

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committee financial expert,” as defined by the SEC. The Audit Committee is also established in accordance with section 3(a)(58)(A) of the Exchange Act (15 U.S.C. 78c(a)(58)(A)). The Audit Committee operates under a written charter, which reflects the requirements regarding audit committees under the NASDAQ Rules and the Sarbanes-Oxley Act of 2002, as amended. A copy of the Audit Committee charter can be found on our website.

The Audit Committee is responsible for, among other things:

•retaining and overseeing our independent auditors;

•assisting the Board of Directors in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•reviewing and approving the plan and scope of the internal and external audit;

•pre-approving any audit and non-audit services provided by our independent auditors; and

•approving fees to be paid to our internal audit service providers.

Additionally, the Audit Committee is responsible for reviewing with the CEO, chief financial officer and independent auditors the adequacy and effectiveness of our internal controls, preparing the Audit Committee report to be filed with the SEC and conducting an annual review and assessment the Audit Committee’s performance and the adequacy of its charter.

Compensation Committee

Mses. Mora and Chess and Mr. Slater served on our Compensation Committee for fiscal year 2023 with Ms. Mora serving as Chairperson. The Compensation Committee met five times during fiscal year 2023 with 100% attendance. Mses. Mora and Carbone and Mr. Slater comprise the Compensation Committee for fiscal year 2024 with Ms. Mora serving as the Chairperson.

The Compensation Committee is comprised entirely of independent directors who meet the compensation committee independence requirements of the NASDAQ Listing Rules. In accordance with the Compensation Committee charter, the members are “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.

The Compensation Committee is responsible for, among other things:

•determining compensation policies for executive officers and independent directors;

•overseeing the Company’s cash and equity-based compensation plans;

•determining all aspects of compensation packages for executive officers, and for reviewing such compensation for our directors; and

•recommending terms and awards of stock compensation to the Board.

The Compensation Committee is responsible for reviewing organizational and staffing matters of the Company, reviewing and discussing the Compensation Discussion and Analysis disclosure with management and recommending its approval in the proxy statement, and granting the right for directors, officers and employees to receive indemnification, as applicable. The Compensation Committee is also responsible for reviewing the adequacy of its charter, a copy of which can be found on our website.

The Compensation Committee is also responsible for determining all aspects of compensation packages for executive officers, and for reviewing such compensation for our directors. From time to time, the Compensation Committee retains, without the recommendation of management, an independent compensation consultant to provide advice and recommendations on competitive market practices and pay levels of directors, as well as market specific practices regarding incentive-based plans. In this role, the compensation consultant works with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent.

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It is Company policy to retain an independent compensation consultant every two years to assist with reviewing, and if necessary, redesigning, the compensation structure for executive officers and non-management directors. The Compensation Committee engaged Pearl Meyer and Partners LLC (“Pearl Meyer”), an independent, leading advisor to boards and senior management on compensation as an independent compensation consultant to advise the Compensation Committee on the proposed amendment to the 2022 Plan and to assist with redesigning the compensation structure for executive officers and non-management directors. The Compensation Committee evaluated Pearl Meyer’s independence pursuant to the SEC rules and the NASDAQ Rules. The Compensation Committee determined that Pearl Meyer is independent, and there is no conflict of interest as a result of the work performed by Pearl Meyer during fiscal year 2023. For additional information concerning the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” and “Key Compensation Decisions” sections of this proxy statement.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our Compensation Committee and any of our NEOs that require disclosure under the applicable rules promulgated under the federal securities laws.

Nominating and Corporate Governance Committee

Ms. Mora and Messrs. Slater and Terry served on the Nominating Committee for fiscal year 2023 with Ms. Mora serving as the Chairperson. The Nominating Committee met four times during fiscal year 2023 with 100% attendance. In addition, they conducted interviews with potential candidates for future board positions. Ms. Mora and Messrs. Slater and Terry comprise the Nominating Committee for fiscal year 2024 with Ms. Mora serving as the Chairperson.

The Nominating Committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Rules. The Nominating Committee is responsible for, among other things:

•recommending the number of directors to comprise the Board;

•identifying and evaluating individuals, or incumbent directors, qualified to become or remain members of the Board;

•recommending to the Board nominees for each annual meeting of stockholders;

•recommending to the Board the candidates for filling vacancies that may occur;

•reviewing the Board’s independent director compensation process, self-evaluations and policies;

•overseeing compliance with the 2023 Ethics Code;

•monitoring developments in the law and in corporate governance; and

•overseeing the Company’s ESG programs and practices.

The Nominating Committee will consider director candidates recommended by Company stockholders, as provided for in the Guidelines and in the Nominating Committee charter. Nominations by persons other than by or at the direction of the Board must be made in accordance with the Company’s Bylaws. The Nominating Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder.

The Nominating Committee is also responsible for reviewing the adequacy of its charter, a copy of which can be found on our website.

Limoneira Company	21	2024 Proxy Statement

Risk Management Committee

Messrs. Slater and Terry served on the Risk Committee for fiscal year 2023 with Mr. Terry serving as the Chairperson. Mr. John W. H. Merriman also served on the Risk Committee until his retirement in February 2023 when Mr. Kimball was appointed to the Risk Committee. The Risk Committee met four times during fiscal year 2023 with 100% attendance. Messrs. Kimball, Nolan, and Terry comprise the Risk Committee for fiscal year 2024 with Mr. Terry serving as the Chairperson.

The Risk Committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Rules. The Risk Committee is responsible for, among other things:

•reviewing and approving risk management policies and associated framework, processes and practices;

•evaluating significant risk exposures of the Company and assessing management’s actions to mitigate the exposures; and

•overseeing management’s measures to achieve a prudent balance between risk and reward in both ongoing and new business activities.

Director Compensation

For fiscal year 2023, our non-management director compensation program included a combination of cash and equity-based compensation to attract and retain non-management directors and to compensate such directors for their service on the Board. Each non-management director received an annual retainer of $100,000 for their service on the Board of Directors. The Chairperson received an additional $57,200. Our management director, Mr. Edwards, does not receive any compensation for his service on the Board.

In fiscal year 2023, non-management directors could elect to receive up to 100% of their total annual compensation in the form of equity, provided that, each director may not elect to receive more than 50% of their total annual compensation in the form of cash. In October 2022, the Board of Directors approved the compensation rates, shown below, effective November 1, 2022. The amount of equity awarded to each director was calculated using the closing price of our stock on the date of our 2023 Annual Meeting. On March 21, 2023, our closing stock price was $16.26.

The following table sets forth the annual director compensation fee schedule for service on the Board of Directors and committees for fiscal year 2023.

	Member	Chair
Director Fees	$100,000	$157,200
Audit & Finance Committee	$7,800	$15,600
Compensation Committee	$6,760	$13,520
Nominating & Corporate Governanace Committee	$6,760	$13,520
Risk Management Committee	$5,200	$10,400

Directors (including the Chairperson of the Board) are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees. The Company also reimburses directors for all reasonable and authorized business expenses related to service to the Company in accordance with the policies of the Company as in effect from time to time.

Limoneira Company	22	2024 Proxy Statement

The following table provides compensation paid to our non-management directors in fiscal year 2023. Due to board and committee restructure, the passing of Mr. Donald L. Rudkin and the retirement of Mr. Merriman, fees paid to those Directors were on a pro-rata basis.

It is the Company’s policy to review Board compensation every two years with an independent consulting group. During fiscal year 2023, the Compensation Committee engaged Pearl Meyer to review total compensation of members of the Board and senior management. For additional information on Pearl Meyer - please see “Compensation Committee” above.

Fiscal Year 2023 Payments Director Name	Total Annual Compensation	Fees Earned Paid in Cash	Equity Stock Award ($)	Equivalent Shares(1)
Barbara Carbone	$119,500	$63,000	$56,500	3,475
Elizabeth Blanchard Chess(5)	$106,760	$53,380	$53,380	3,283
Harold S. Edwards(2)	—	—	—	—
Gordon E. Kimball	$108,450	$58,450	$50,000	3,075
John W.H. Merriman(3)	$13,150	$13,150	—	—
Elizabeth Mora	$127,690	$64,170	$63,520	3,907
Donald R. Rudkin(4)	—	—	—	—
Scott S. Slater	$172,670	$87,310	$85,360	5,250
Edgar A. Terry	$125,610	$63,130	$62,480	3,846
	$773,830	$402,590	$371,240	22,836

(1)The value of stock awards is the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718 - Compensation - Stock Compensation. Shares were issued on March 21, 2023 at closing market price of $16.26.

(2)Non-compensated Management Director.

(3)Mr. Merriman retired effective February 1, 2023.

(4)Mr. Rudkin passed away in December 2022.

(5)Ms. Chess retired effective January 1, 2024. Her vacancy on the Board was filled by Peter J. Nolan, effective January 1, 2024.

Limoneira Company	23	2024 Proxy Statement

Proposal 1: Election of Directors

Nominations of Directors and Diversity

Board of Directors Refreshment

Our Nominating Committee values thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the Board’s composition. In the case of any incumbent director with an expiring term, the Nominating Committee reviews the director’s overall service to the Company, including the director’s skills, number of meetings attended, level of participation, quality of performance, the Board’s needs, and any relationships and transactions that might impair such director’s independence. The Nominating Committee also considers the results of the Board self-evaluations and Director & Officer Questionnaires which each Board member completes annually.

We significantly refreshed the Board over the past three years. During fiscal year 2023, Ms. Carbone joined the Board, effective November 1, 2022. Mr. Rudkin passed away in December 2022. Messrs. Sawyer retired effective November 1, 2022 and Merriman retired effective February 1, 2023. Ms. Chess retired effective January 1, 2024. The Board appointed Mr. Nolan, effective January 1, 2024, to fill the vacancy created by the retirement of Ms. Chess. Prior to Ms. Chess’s retirement and Mr. Nolan’s appointment on January 1, 2024, the average tenure in the composition of our Board of Directors was 9.7 years. Following the January 1, 2024 refreshment, the average tenure is 8.7 years.

Nominations of Directors

The Nominating Committee is responsible for selecting nominees for election to the Board as set forth in the Nominating Committee Charter and Corporate Governance Guidelines. In considering Board candidates, the Nominating Committee evaluates the entirety of each candidate’s attributes, credentials and other factors as described in the Company’s Corporate Governance Guidelines. The Nominating Committee believes the qualifications identified below enhance the effectiveness of the Board and analyzes each candidate with these attributes in mind.

The Board believes the directors should possess:

🗹	the requisite combination of diverse skills;
🗹	professional experience;
🗹	ability to make independent decisions and analytical inquiries; and
🗹	diversity of background and perspective to meet the Company’s current and future needs.

When evaluating director candidates, the Nominating Committee takes into consideration:

🗹	personal and professional integrity, ethics and values;
🗹	experience and expertise in our industry;
🗹	experience as a board member of another public company;
🗹	diversity of background and perspective (inclusive of age, ethnicity, nationality, experience, gender and race);
🗹	current Board size and composition and the extent to which a candidate would fill a present need on our Board; and
🗹	the other ongoing and future commitments and obligations of the candidate.

Limoneira Company	24	2024 Proxy Statement

In considering the nomination of existing directors, the Nominating Committee takes into consideration:

🗹	the director’s contributions to the Board;
🗹	the director’s ability to attend meetings and fully participate in Board and committee activities;
🗹	any new relationships with the Company or other organizations, or other circumstances that may have arisen, that might make it inappropriate for the director to continue serving on the Board;
🗹	the director’s age and length of service on the Board; and
🗹	the most recent Director & Officer Questionnaires, board evaluations and skills assessment.

Board of Directors and Director Evaluation and Review Process

Our Board, Audit Committee, Compensation Committee, Nominating Committee and Risk Committee each conduct annual self-assessments of effectiveness. The Nominating Committee administers the evaluation process. In 2022, the Board and NEOs, with the help of a third-party facilitator, engaged in an extensive assessment that included detailed questionnaires and an interview process. This assessment elicited feedback with respect to areas such as Board and committee composition, governance, communication, culture, risk, strategy and individual self-assessment. The result of the process led to board refreshment during fiscal years 2022 and 2023. Based on the 2023 annual Board and committee evaluation process, ongoing feedback provided by directors, and discussions led by our Board Chairperson and Nominating Committee Chairperson, changes to Board practices included enhancements to our committee structure and composition, educational presentations and the addition of new directors.

For fiscal year 2023, we considered the Board and each committee to be operating effectively, with the appropriate balance among oversight, governance, strategic and operational matters.

Board of Directors Diversity

Our directors demonstrate diversity in the form of experience, geography, gender, ethnicity, age and tenure. For fiscal year 2023, our Board was comprised of 43% female directors, and female directors chaired three of our four committees. In addition, recent Board refreshment resulted in a decrease in the average tenure and our Board has a greater mix of directors with demonstrated breadth and depth of management and leadership experience, and financial and business acumen. We believe our Board is well-suited to evaluate strategic opportunities and challenges and to analyze those opportunities and challenges both independently and collaboratively.

Fiscal Year 2023

Number of Directors:	7
		Female	Male	Undisclosed
Part I: Gender Identity		3	4	—

Part II: Demographic Background
White		2	4	—
Latinx		1(*)	—	—
LGBTQIA+		1(*)	—	—

(*)Identifies in multiple groups

Limoneira Company	25	2024 Proxy Statement

As of January 1, 2024

Number of Directors:	7
		Female	Male	Undisclosed
Part I: Gender Identity		2	4	1

Part II: Demographic Background
White		1	4	—
Latinx		1(*)	—	—
LGBTQIA+		1(*)	—	—
Undisclosed		—	—	1

(*)Identifies in multiple groups

The Board has broad and diverse knowledge of our Company and other relevant experience, including expertise in finance and accounting, leadership, education, law, agriculture, c-suite and senior management leadership, community relations, water stewardship, risk management, land management, human resources and ESG.

Fiscal Year 2023	Barbara Carbone	Elizabeth Blanchard Chess	Harold S. Edwards	Gordon E. Kimball	Elizabeth Mora	Scott S. Slater	Edgar A. Terry
Independent Director	•	•		•	•	•	•
Strategic Transformation Leadership (Experience driving strategic direction & growth shifting its business strategy)	•	•	•	•	•	•	•
Financial Literacy (Financial Expert, Public Accounting, financial management, banking)	•		•		•		•
Corporate Governance (Legal, Insurance)			•		•	•	•
Global Business Background (Experience & exposure to markets outside of the U.S.)	•		•
Public Company Board Service	•		•		•	•	•
C-Suite & Senior Management Leadership			•	•	•	•	•
Industry Background (Agriculture, Water Rights, Real Estate)		•	•	•		•	•
Technology (Software, Cybersecurity, Enterprise Risk Managment (“ERM”))			•				•
Operations & Human Resources	•	•	•	•	•	•	•
ESG (Sustainability, community affairs, corporate responsibility, diversity, inclusion)	•	•	•	•	•	•	•

Limoneira Company	26	2024 Proxy Statement

As of January 1, 2024	Barbara Carbone	Harold S. Edwards	Gordon E. Kimball	Elizabeth Mora	Peter J. Nolan	Scott S. Slater	Edgar A. Terry
Independent Director	•		•	•	•	•	•
Strategic Transformation Leadership (Experience driving strategic direction & growth shifting its business strategy)	•	•	•	•	•	•	•
Financial Literacy (Financial Expert, Public Accounting, financial management, banking)	•	•		•	•		•
Corporate Governance (Legal, Insurance)		•		•	•	•	•
Global Business Background (Experience & exposure to markets outside of the U.S.)	•	•			•
Public Company Board Service	•	•		•	•	•	•
C-Suite & Senior Management Leadership		•	•	•	•	•	•
Industry Background (Agriculture, Water Rights, Real Estate)		•	•		•	•	•
Technology (Software, Cybersecurity, ERM)		•					•
Operations & Human Resources	•	•	•	•	•	•	•
ESG (Sustainability, community affairs, corporate responsibility, diversity, inclusion)	•	•	•	•	•	•	•

Director Education

Our Board believes director education is important to enable directors to fulfill their roles and supports Board members in their continuous learning. During Board and committee meetings and strategy sessions, we invite internal and external experts to present to our directors on relevant subjects. New directors participate in an orientation program. The Company is a member of the National Association of Corporate Directors, which offers each director and NEOs access to live education resources and webinars.

Nominees for Election to the Board of Directors

Pursuant to its charter, the Nominating Committee identifies individuals qualified to become directors, consistent with the Board’s criteria, and recommends to the Board the nominees to stand for election at the Annual Meeting of Stockholders.

The Nominating Committee recommended, and the Board nominated, Messrs. Harold S. Edwards and Edgar A. Terry for election as Class I directors, each to serve a three-year term that expires at our 2027 Annual Meeting of Stockholders. Both nominees indicated a willingness to stand for re-election and to serve if re-elected. It is intended that the shares represented by the enclosed proxy will be voted for the election of the above-named nominees. Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unable to serve, the proxies will be voted by the proxy holders in their discretion for another person properly designated.

The Nominating Committee and the Board believe each Class I nominee brings a strong and diverse set of skills and experience to the Company that strengthens our Board leadership and effectiveness with respect to our business and long-term strategy.

Limoneira Company	27	2024 Proxy Statement

Harold S. Edwards

Mr. Edwards has served as a director of the Company since 2009. Mr. Edwards has been President and Chief Executive Officer of the Company since November 2003. Previously, Mr. Edwards was the president of Puritan Medical Products, a division of Airgas Inc. Prior to that, Mr. Edwards held management positions with Fisher Scientific International, Inc., Cargill, Inc., Agribrands International, The Ralston Purina Company, and Mission Produce, Inc. Mr. Edwards is currently a member of the board of directors of Compass Group Diversified Holdings LLC (NYSE: CODI). Mr. Edwards is a graduate of Lewis and Clark College and the Thunderbird School of Global management where he earned a Master of Business Administration degree.

As the President and Chief Executive Officer of the Company, Mr. Edwards brings to our Board of Directors an intimate understanding of our business and operations. Mr. Edwards provides our Board of Directors with company-specific experience and expertise, in addition to his substantial experience as a chief executive officer and senior executive across a variety of industries.

Age: 58 Class: I President & CEO

Edgar A. Terry

Mr. Terry was elected to the Board of Directors in October 2017. Since 1982, Mr. Terry has worked for his family company, Terry Farms, Inc., which produces vegetable and strawberry crops in Ventura County, California; he serves as its President and Chief Financial Officer (1990-Present). Additionally, he serves as President of Willal, Inc. (1990-Present) and as Vice President of Rancho Adobe, Inc. (1990- Present). Mr. Terry also teaches corporate finance at California Lutheran University (1987-Present). In the past, Mr. Terry served as President of the Ventura County Farm Bureau (2001-2003) and as Chief Financial Officer of the District 63 Umpire Association (2006-2013). Mr. Terry serves as a director (and on various committees) of several companies and other entities, including Terry Farms Inc.; Farm Credit System; CoBank; Willal, Inc.; Rancho Adobe, Inc.; Ventura County Irrigated Lands Group; Ventura County Fair Foundation and the Center for Economic Forecasting Advisory Board at California Lutheran University. Mr. Terry is a graduate of California Lutheran University where he earned a Bachelor of Science degree and a Master of Business Administration degree.

Mr. Terry’s extensive experience in agribusiness, finance, and the Ventura County community provides the Board of Directors with important knowledge and perspective regarding the responsible use of the Company’s land and water resources, technical and financial expertise, and community relations.

Age: 64 Class: I Committees: Nominating & Corporate Governance (Member) & Risk Management (Chair)

Required Vote for Election of Directors

The election of directors is by plurality of the votes of present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, with the two nominees receiving the highest vote totals to be elected as directors. Broker non-votes and abstentions are not counted toward the election of directors or toward the election of individual nominees specified on the proxy and therefore, broker non-votes and abstentions shall have no effect on this proposal.

For the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate all your votes among the director nominees, as you see fit. You may not cumulate your votes against a nominee. If you are a stockholder of record and choose to cumulate your votes, you will need to make an explicit statement of your intent to cumulate your votes, either by so indicating on your proxy or by indicating in writing on your ballot when voting during the Annual Meeting. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact

Limoneira Company	28	2024 Proxy Statement

your broker, trustee or nominee. If you vote by proxy or voting instruction card and submit your proxy with no further instructions, the designated proxies may cumulate and cast your votes in favor of the election of some or all the applicable nominees in their sole discretion, provided that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Cumulative voting applies only to Proposal 1 – Election of Directors.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” all the nominees, Messrs. Harold S. Edwards and Edgar A. Terry to be elected to our Board as Class I directors for a term ending at our 2027 Annual Meeting of Stockholders.

Directors Not Up for Re-Election

Incumbent Class II Directors – Term Expiring at 2025 Annual Meeting

Barbara Carbone

Ms. Carbone has served as a director of the Company since 2023. She served in several accounting and auditing-related roles at KPMG LLP, a multinational accounting and advisory firm from 1981 through September 2019. Prior to her retirement she served on the KPMG Partnership Audit Committee for six years including three years as the chairperson. Ms. Carbone serves as the chairperson of the board of directors, chairperson of the audit committee, and member of the compensation and workforce committee of TrueCar, Inc. She serves as a member of the board of directors, a member of the audit committee and chair of the compensation committee of DZS Inc. (NSDQ: DZSI) From September 1998 through December 2019, she served as a member of the board of directors, and chair of the audit committee, of the Women’s Business Enterprise National Council, the largest certifier of women-owned businesses in the United States and a leading advocate for women business owners and entrepreneurs. Ms. Carbone has a B.S. in Business Administration (Accountancy) from California State University at Sacramento.

Ms. Carbone’s extensive public reporting experience, audit committee leadership, and public board experience brings a level of diversity and financial expertise to the Board of Directors.

Age: 65 Class: II Committees: Audit & Finance (Chair) & Compensation (Member)

Gordon E. Kimball

Mr. Kimball has served as a director of the Company since 1995. Mr. Kimball has been president of Kimball Engineering, Inc., which provides race car design and production services, since 1994. He is also the managing partner of Kimball Ranches, a 150-acre avocado ranch near Santa Paula, California. Prior to that, Mr. Kimball designed Formula One race cars in England and Italy for Mclaren International, Ferrrari and Benetton Racing from 1984 to 1992. From 1976 to 1983, he designed Indianapolis race cars for Parnelli Jones, Chaparral and Patrick racing teams. Mr. Kimball graduated from Stanford University where he earned his Bachelor of Science and Master of Science degrees in mechanical engineering. Mr. Kimball currently serves on the Board of Directors of the United Water Conservation District and the Fillmore and Piru Basins Groundwater Sustainability Agency.

Mr. Kimball’s experience as an entrepreneur and producer of avocados provides our Board of Directors with focused and insightful operational experience and leadership.

Age: 71 Class: II Committees: Audit & Finance (Member) & Risk Management (Member) Past Chairperson of the Board of Directors

Limoneira Company	29	2024 Proxy Statement

Scott S. Slater

Mr. Slater has served as a director of the Company since 2012. He was named Chairperson of the Board of Directors in July 2022. Mr. Slater is a shareholder with the law firm of Brownstein Hyatt Farber Schreck with 40 years of experience representing clients in complex water matters. He serves as a member of the firm’s Executive Committee. Mr. Slater is an experienced litigator, and he now primarily provides transactional and strategic counseling. He was the lead negotiator of the largest water conservation-based transfer in United States history. The author of California Water Law and Policy, the leading water law treatise in California, he also taught water law at several graduate and law schools in the United States, Australia and China. He was the principal author of strategy to decentralize groundwater sustainability planning for the Republic of Tunisia. He was selected by the California Daily Journal as one of the 100 best lawyers in California. From 2011 until January 1, 2024, he served as the President, Chief Executive Officer and member of the Board of Directors of Cadiz, Inc. (NASDAQ: CDZI) . He currently serves as a senior advisor to Cadiz, Inc.

With his significant experience in the water field, Mr. Slater brings vast knowledge to the Board of Directors and the Company to assist them in, among other things, continued stewardship and management of the Company’s water assets.

Age: 66 Class: II Chairperson of the Board of Directors Committees: Compensation (Member) & Nominating & Corporate Governance (Member)

Incumbent Class III Directors – Term Expiring at 2026 Annual Meeting

Elizabeth Mora

Ms. Mora has served as a director of the Company since 2021. Ms. Mora is a seasoned board director, financial expert, and business operations executive, who built her career in the accounting, education, technology and research industries. Ms. Mora’s more than 30-year career began at PricewaterhouseCoopers and her most recent role was as Chief Administrative Officer, Vice President for Finance, Administration and Treasurer at the Charles Stark Draper Laboratory, Inc., a position she held from 2008 to 2020. Ms. Mora served in a variety of executive management roles at Harvard University from 1997 to 2008, including as Chief Financial Officer and Vice President for Finance and Associate Vice President, Research Administration. Ms. Mora currently serves as a board member for three other companies; Inogen Inc. (Nasdaq: INGN), a medical technology company; MKS Instruments (Nasdaq: MKSI), a global semi-conductor equipment, laser, and laser packaging company; and Belay Associates, Everest Consolidator LLC, a private equity firm. Ms. Mora is a Certified Public Accountant and holds a Bachelor of Arts from the University of California, Berkeley, and a Master of Business Administration from Simmons College.

Ms. Mora’s extensive experience in public accounting and higher education provides the Board of Directors with financial and business expertise. Her deep knowledge and passion for sustainability enhances the Board of Directors and Company’s commitment to ESG.

Age: 63 Class: III Committees: Compensation (Chair) & Nominating & Corporate Governance (Chair)

Limoneira Company	30	2024 Proxy Statement

Peter J. Nolan

Mr. Nolan joined the Board on January 1, 2024. He currently serves as the chairman of Nolan Capital, Inc., which he founded in 2014 as the holding company for his family office to make long term investments in growth-oriented companies. Mr. Nolan also serves as a Senior Advisor to Leonard Green & Partners (“LGP’’). Mr. Nolan joined LGP as a Managing Partner in 1997. Previously, Mr. Nolan was a Managing Director and Co-Head of DLJ’s (now Credit Suisse) Los Angeles Investment Banking Division, which he joined in 1990. Prior to DLJ, Mr. Nolan was a First Vice President in corporate finance at Drexel, Burnham, Lambert in Beverly Hills from 1986 to 1990, a Vice President at Prudential Securities, Inc. from 1982 to 1986 and an Associate at Manufacturers Hanover Trust Company. Mr. Nolan serves as Chairman of Diamond Wipes International, Ortega National Parks, Fresh Brothers, and Country Supplier which owns both C-A-L Ranch Stores and Coastal Fann & Ranch. He is also the controlling shareholder of Water Engineering. Mr. Nolan currently serves on the Board of Directors of AerSale Holdings, Inc. Mr. Nolan serves as a trustee of the United States Olympic and Paralympic Foundation. He earned a Bachelor of Science degree in Agricultural Economics and Finance from Cornell University and an M.B.A. from the Johnson Graduate School of Management at Cornell University.

Mr. Nolan’s experience in finance, asset management, capital markets and capital management, and his experience as a senior executive and an institutional investor, provides the Board with financial and business expertise.

Age: 65 Class: III Committees: Audit & Finance (Member) & Risk Management (Member)

Limoneira Company	31	2024 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our fiscal year 2023 executive compensation program and the attendant oversight provided by the Compensation Committee. It also summarizes our compensation structure and discusses the compensation earned by our NEOs and should be read in conjunction with the Summary Compensation Table and related tables that are presented elsewhere in this proxy statement. To ensure our leaders are driven to deliver excellence of our team member, our customers, and our stockholders, our executive compensation program is designed to link business priorities with performance.

Our NEOs for fiscal year 2023 were:

Harold S. Edwards(1)President & Chief Executive Officer

Mark PalamountainChief Financial Officer & Treasurer

(1)Mr. Edwards is also a non-compensated management director.

Certain Information Regarding Our Executive Officers

Executive Officers Who Are Not Directors

Mark Palamountain

Mr. Palamountain was appointed as Chief Financial Officer and Treasurer effective as of January 8, 2018. He served as the Company’s Senior Director of Agricultural Operations from 2014 to 2018. From 2012 to 2014, Mr. Palamountain served as Director of Business Development and Business Integration at the Company. Prior to joining the Company, Mr. Palamountain was the Chief Executive Officer and a founder of Perpetual Power LLC, a leading solar integration company specializing in finance and product technology. From 2003 to 2008, he served as Managing Director, Head of NASDAQ Trading for Broadpoint Securities where he was responsible for all trading desk management functions for a team of 25 traders. Between 2001 and 2003, Mr. Palamountain was a Principal at Thomas Weisel Partners and from 1997 to 2001, he was a trader at JPMorgan Chase. Mr. Palamountain is a graduate of the University of Colorado at Boulder, where he earned a Bachelor of Science degree in Finance.

Age: 48 Chief Financial Officer & Treasurer

Key Executive Compensation Objectives

In fiscal year 2023, we undertook an in-depth review of our compensation programs and philosophies. With the help of Pearl Meyer, we shifted our compensation mix to focus more heavily on equity, to align our executive’s incentive pay with the long-term interests of our stockholders.

•The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both the Company’s performance, financially and operationally, the success of the Company in executing against our strategic roadmap, and the individual performance of the executive. The Compensation Committee uses the following objectives when setting compensation for our NEOs:

•Setting compensation levels that are sufficiently competitive such that they will motivate and reward the highest quality individuals to contribute to our goals, objectives and overall financial success. This is done in part through reviewing and comparing the compensation of other companies in our industry.

Limoneira Company	32	2024 Proxy Statement

•Retaining executives and encouraging their continued quality service, thereby encouraging, and maintaining continuity of the management team. Our competitive base salaries combined with cash and equity incentive bonuses, and the long-term incentive through our retirement plan and the vesting requirements of our equity-based incentive bonuses, encourage high-performing executives to remain with the Company.

•Incentivizing executives appropriately to manage risks while attempting to improve our financial results, performance, and condition. Our cash and equity incentive plans set Company-specific and individual goals for executives to ensure the executives are compensated in accordance with the Company’s performance.

•Aligning executive and stockholder interests. The Compensation Committee believes the use of equity compensation as a key component of executive compensation is a valuable tool for aligning the interests of our NEOs with those of our stockholders.

•Obtaining tax deductibility whenever appropriate. The Compensation Committee believes tax deductibility for the Company is generally a favorable feature for an executive compensation program, from the perspectives of both the Company and the stockholders. The 2022 Plan has provisions relating to tax withholding and compliance with Section 409A of the Internal Revenue Code (the “Code”) to ensure the Company and the executives are obtaining favorable tax treatment.

•Instituting market best practices, including Ownership Guidelines, the Clawback Policy, and a prohibition on hedging Company securities.

The Compensation Committee believes that the total compensation package for each of our NEOs is competitive with the market, thereby allowing us to retain executive talent capable of leveraging the skills of our employees and our unique assets to increase stockholder value.

Stockholder Engagement and Key Accomplishments

We greatly value feedback from our stockholders and rely on such feedback to help us tailor our business policies and practices, including compensation policies and philosophies. Stockholder feedback is instrumental to our business operations and plays an essential role in the development of compensation guidelines and other business matters. Accordingly, we provide stockholders with plentiful opportunities to provide feedback. In addition to soliciting feedback through proxy voting, we frequently interact with stockholders throughout the year. During fiscal year 2023, we hosted individual meetings by video conference seeking feedback from stockholders that hold approximately 30% of our outstanding shares of common stock. On a quarterly basis, we have outreach sessions with five or six of our largest stockholders following our quarterly earnings conference call. Throughout the year, we participate in investor conferences and other presentations with current and prospective stockholders. Additionally, we appropriately engage our stockholders informally throughout the year as needed to provide transparency into emerging issues, to discuss milestones and to inform our decision-making. We engage our stockholders on a variety of governance matters, including our executive compensation practices.

In June 2023, we were proud to host our inaugural in person two-day stockholder engagement meeting for our institutional investors and analysts, which featured presentations from our NEOs and others, a Question & Answer session, onsite tours and lunch with members of our facility, operations, farming, sales and management team. We received positive feedback following the event, including comments regarding our vision for the future, formalized strategy, business achievements and the Company’s unique position and portfolio of assets that differentiates us from our competitors.

During the past two fiscal years, we proactively engaged and responded to stockholders by taking the following actions:

Fiscal Year 2022

•adopted Corporate Governance Guidelines;

•adopted and instituted executive and non-employee director Ownership Guidelines;

•adopted a Clawback Policy;

•significantly refreshed the Board in connection with the resignation and retirement of two directors and the appointment of one new director;

•increased diversity of the Board;

•elected a new Chairperson of the Board with public company CEO experience; and

•elected new independent chairpersons of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee.

Limoneira Company	33	2024 Proxy Statement

Fiscal Year 2023

•adopted a revised Clawback Policy;

•adopted a revised Insider Trading Policy to prohibit hedging and limit pledging of the Company’s securities;

•implemented a revised 2023 Ethics Code;

•adopted a Directors Code;

•continued to refresh the Board in connection with the addition of one new director and the retirement of two directors; and

•substantially revised the compensation programs as set forth below.

Key Compensation Decisions and Developments for Fiscal Year 2023

•Benchmarking

During fiscal year 2023, the Compensation Committee reviewed and updated the Company’s peer group for compensation comparisons. The Compensation Committee engaged Pearl Meyer, a leading independent compensation consultant, to evaluate NEO compensation and to align the Company’s compensation program with market best practices. The Compensation Committee and Pearl Meyer conducted competitive reviews of executive and non-employee director compensation programs and levels.

•Philosophy	The Compensation Committee reviewed and updated the Company’s compensation philosophy, which included defining the Company’s competitive objectives and desired mix of pay elements.
•Base Pay	During fiscal year 2023, our NEOs received a five percent (5%) increase to their base pay.
•Incentive Compensation

During fiscal year 2023, the Compensation Committee and the Board reviewed and revised our fiscal year 2024 short-term cash and long-term equity incentive programs to further align with market best practices. The Compensation Committee also reviewed our equity incentive plan share dilution relative to our compensation peer group. See “Key Compensation Program Developments for Fiscal Year 2024” below for an explanation of the changes to our compensation program.

•Strategic Special Project Bonus

During fiscal year 2022, the Board approved a five-year strategic plan and roadmap transitioning the Company to an “asset light” model, including monetizing specific assets and rightsizing the Company’s balance sheet. In connection with this strategic plan, the Board also established and approved a Strategic Special Project Bonus Program (the “SSP Bonus Program”) to incentive our NEOs for successfully executing our roadmap.

•Short-term Cash Incentive Compensation	For fiscal year 2023, the maximum potential payout for NEOs was 100% of their base salary as of December 31, 2022. The NEOs did not receive a cash award for fiscal year 2023 performance.
•Long-term Equity Incentive Compensation
•Performance-Based Equity Compensation	For fiscal year 2023, the maximum potential payout for NEOs was 100% of their base salary as of December 31, 2022. The actual number of shares awarded was the equivalent of 34% of their base salary.
•Annual Service-Based Equity Compensation

During fiscal year 2023, the Compensation Committee approved awards of restricted stock for our NEOs. The awards were granted on December 20, 2022. Mr. Edwards received 30,000 shares of restricted stock and Mr. Palamountain received 15,000 shares of restricted stock. The restricted stock awards vest over a three-year period with one-third to vest December 20, 2023, one-third to vest December 20, 2024; and the final one-third to vest December 20, 2025.

Limoneira Company	34	2024 Proxy Statement

Key Compensation Program Developments for Fiscal Year 2024

As noted above, the Compensation Committee and Pearl Meyer reviewed the Company’s compensation philosophy and short-term cash and long-term equity incentive programs and compared each to the Company’s compensation peer group as set forth below. Based on these reviews during fiscal year 2023, the Compensation Committee and the Board approved changes to the Company’s compensation program and incentive plans for fiscal year 2024 to continue to align the Company’s practices more closely with market best practices.

Compensation Peer Group

•Alico, Inc. •Benson Hill, Inc. •Bridgford Foods Corporation	•Cadiz, Inc. •Calavo Growers, Inc. •Farmer Bros. Co.	•Five Points Holdings, LLC •Lifeway Foods, Inc. •Maui Land & Pineapple Company, Inc.	•Mission Produce, Inc. •Tejon Ranch Co. •The Duckhorn Portfolio, Inc.	•The St. Joe Company •Village Farms International, Inc. •Vital Farms, Inc.

Changes for fiscal year 2024 include:

•Base Pay

Base salaries will be adjusted for the NEOs (and certain other employees) to keep pace with market increases and the Company’s overall growth. For fiscal year 2024, there are no salary increases for our NEOs.

•Short-Term Cash Incentive Compensation

During fiscal year 2024, we adjusted target cash incentive compensation as a percentage of base salary for the NEOs (and certain other employees) to align more closely with market levels.

We revised cash incentive compensation to include an individual, strategic performance component, such that 70% of the cash incentive compensation payment is based on the Company’s Adjusted EBITDA performance relative to goals, and 30% is based on achievement of the individual, strategic performance objective.

The threshold and maximum cash incentive compensation potential is structured as 75% and 125% of target, respectively, for the NEOs and all applicable employees.

•Long-Term Equity Incentive Compensation

The Compensation Committee and the Board adopted a prospective (upfront) values-based approach to making equity grants, which includes total grant values aligned with market levels and equity grants being made at the beginning of the fiscal year.

Annual long-term incentive compensation will be a mix of 50% performance-based restricted stock grants and 50% service-based restricted stock grants.

Performance-based restricted stock grants will have a longer, three-year performance period, with payouts based on achieving targeted three-year compound annual growth rates (CAGR) in revenues over the measurement period.

The changes in long-term incentive compensation increase the emphasis on and broaden participation in the Company’s equity compensation program. Therefore, the Company is seeking stockholder approval for an increase in the number of shares of common stock available under the 2022 Plan. See Proposal 6 for further details.

Limoneira Company	35	2024 Proxy Statement

Oversight of Executive Compensation

The Role of the Compensation Committee in Setting Compensation. Our Compensation Committee determines our compensation philosophy and the compensation for our executive officers considering individual and corporate achievements. During the first quarter of each fiscal year, the Compensation Committee establishes performance goals for cash and equity incentive compensation for each of the NEOs and, at the end of that fiscal year, determines the level of attainment of those established goals.

The Compensation Committee believes it is important to be informed as to the current practices of other companies in our industry and/or similar in size or other attributes to the Company and to set compensation levels for our NEOs that are competitive with such companies. As a result, in determining compensation levels for our NEOs and for purposes of determining any potential payments to our NEOs under our annual cash and equity incentive programs, the Compensation Committee periodically reviews and compares available salary and incentive information of other companies. As a part of such review and comparison, the Compensation Committee uses internally prepared surveys and other publicly and privately available information to compare each component of the Company’s compensation program to the compensation paid to equivalent executive officers at such companies, with a goal of setting competitive compensation levels for each of our executive officers. The results of the benchmarking activities were utilized in designing our compensation program described in “Elements of Compensation”. As previously discussed, during fiscal year 2023, the Compensation Committee engaged Pearl Meyer to evaluate NEO compensation and to align the Company’s compensation program with market best practices.

The Role of Executives in Setting Compensation. Each NEO participates in an annual performance review with the Compensation Committee. Other senior management team members participate in an annual performance review with our President and CEO or other NEO, depending on their reporting structure, to provide input about his or her contributions to our success for the period being assessed.

Risk Assessment

In formulating and evaluating material elements of compensation, the Compensation Committee considers whether any such programs may encourage excessive risk-taking behavior. Based on such review, the Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In making such determination, the Compensation Committee considered the many design features that mitigate the likelihood of inducing excessive risk-taking behavior. In particular, the Compensation Committee believes that our use of performance-based and service-based restricted equity incentives, as the primary equity feature in the compensation program, minimizes the risk that a NEOs’ short-term interests may not align with longer-term interests of stockholders.

Our 2023 Ethics Code is applicable to directors, officers, employees, and temporary agency staff members of the Company (collectively, “Covered Persons”). The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Each Covered Person must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job. The Company and the Covered Persons, without exception must act in compliance with the laws, rules, and regulations (including insider trading laws) applicable to the Company in the country, state, and city in which they operate. These laws include compliance with the Foreign Corrupt Practices Act, competition laws, and money laundering laws.

Elements of Compensation

Base Salaries

We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year and for sustained performance. The purpose of the base salary is to reflect job responsibilities, value to the Company and competitiveness of the market. The Compensation Committee determines salaries for our NEOs based on the following factors: nature and responsibility of the position and, to the extent available, salary norms for comparable positions; the information and advice provided by the Company’s independent compensation consultant, Pearl Meyer; the expertise of the individual executive; the competitiveness of the market for the executive’s services; and the recommendations of our President and CEO. The Compensation Committee believes that the base salary of each of the NEOs, particularly considering each of their total compensation packages, is competitive with the market.

Limoneira Company	36	2024 Proxy Statement

Annual Cash Incentive

Our practice is to pay an annual cash incentive based upon the achievement of performance objectives established by the Compensation Committee at the beginning of each year. For fiscal year 2023, the Compensation Committee established a “Target Compensation Award” associated with the adjusted EBITDA of the Company.

For fiscal year 2023, each NEO was eligible to receive an annual cash incentive in an amount up to a target percentage of his or her base salary as of December 31, 2022, based on the achievement of the established performance objective for fiscal year 2023, subject to the negative discretion of our Compensation Committee. The target percentage is based on a graduated scale beginning at 25% of a participant’s annual base salary and with a maximum of 100% of a participant’s annual base salary.

Any bonuses earned under the program in respect of a fiscal year are paid in a cash lump sum on or after October 31 of the performance year but on or before January 31 of the year following the performance year. For fiscal year 2023, our NEOs were eligible to receive a cash incentive in an amount equal to 25% of their respective base salaries if the Company achieved adjusted EBITDA of at least $7.6 million. The amount of potential cash incentives our NEOs were eligible to receive increased incrementally up to a maximum of 100% of their respective base salaries if the Company achieved adjusted EBITDA of at least $13.6 million. Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that EBITDA and adjusted EBITDA, which excludes stock-based compensation, NEO cash severance, pension settlement cost, (gain) loss on disposal of assets, net, cash bonus related to sale of assets and gain on legal settlement are important measures to evaluate our results of operations between periods on a more comparable basis. EBITDA and adjusted EBIDTA are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to us and may not be consistent with methodologies used by other companies. Based on our estimated adjusted EBITDA, which was further adjusted for unbudgeted payment of strategic special project bonuses (as described below), our NEOs did not receive cash incentives for fiscal year 2023.

EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) attributable to Limoneira Company which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Years Ended October 31,
	2023	2022	2021
Net income (loss) attributable to Limoneira Company	$9,400	$(236)	$(3,441)
Interest income	(364)	(53)	(379)
Interest expense, net of patronage dividends	494	2,291	1,501
Income tax provision (benefit)	4,247	823	(266)
Depreciation and amortization	8,576	9,798	9,812
EBITDA	$22,353	$12,623	$7,227
Stock-based compensation	3,841	2,732	2,582
Named executive officer cash severance	—	432	—
Pension settlement cost	2,700	607	—
(Gain) loss on disposal of assets, net	(28,849)	(4,500)	109
Cash bonus related to sale of assets	2,000	—	—
Gain on legal settlement	(2,269)	—	—
Adjusted EBITDA	$(224)	$11,894	$9,918

Limoneira Company	37	2024 Proxy Statement

Annual Equity Incentive

It is our objective to have a substantial portion of each NEO’s compensation contingent upon overall corporate performance. Our Compensation Committee believes that annual equity incentives for the achievement of defined objectives create value for the Company and align the executive’s compensation with the interests of our stockholders. The Compensation Committee establishes overall corporate goals that are challenging to achieve, and, at the end of the applicable fiscal year, determines the level of attainment of those established goals and the contribution of each executive towards achieving them.

For fiscal year 2023, the Compensation Committee established a “Target Performance Share -Based Award” associated with the revenue of the Company. Each NEO is eligible to receive an equity incentive award in the equivalent number of shares up to a target percentage of his or her base salary as of December 31, 2022, based on the achievement of the established performance objective, subject to the negative discretion of our Compensation Committee. The target percentage is based on a graduated scale beginning at 25% of a participant’s annual base salary and with a maximum of 100% of a participant’s annual base salary. Actual payout for fiscal year 2023 was based on 34% of base salary, granted during fiscal year 2024. See “Grants of Plan Based Awards” for additional details.

During fiscal year 2023, the Compensation Committee and the Board approved changes to the Company’s annual equity incentives. For fiscal year 2024, the Company has adopted a prospective (upfront) value-based approach to making equity grants, with total annual grant values aligned with market levels, and grants made at the beginning of the fiscal year. These annual grants will be a mix of 50% performance-based and 50% service-vested restricted stock. Furthermore, performance-based restricted stock grants will have a longer, three-year performance period, with payouts based on achieving targeted three-year compound annual growth rates (CAGR) in revenues over the period.

Discretionary Service-Based Awards

The Compensation Committee believes that service-based restricted stock awards serve as a retention incentive for the NEOs. Service-based restricted stock grants are awarded from time to time at the discretion of the Compensation Committee and the Board. In determining the amount of these awards, the Compensation Committee and the Board primarily considers the executive’s position and level of responsibility within the Company, as well as the retention and long-term incentive value of the awards and the number of past awards.

During fiscal year 2023, the Compensation Committee approved grants of 30,000 shares of restricted stock for Mr. Edwards, and 15,000 shares of restricted stock to Mr. Palamountain. The awards vest over a three-year period with one-third vesting on December 20, 2023, one-third vesting on December 20, 2024, and the remaining one-third vesting on December 20, 2025.

Strategic Special Project Bonus

In February 2022, the Board approved a strategic plan and roadmap for the next five years with the goal of transitioning the Company to an “asset light” model by monetizing specific assets and rightsizing the Company’s balance sheet. The incentive plans approved by the Compensation Committee during the first quarter of fiscal year 2022, however, were not designed to compensate the NEOs for implementation of the subsequently approved strategic plan. Accordingly, during fiscal year 2022, the Compensation Committee engaged Pearl Meyer to assist in developing an incentive program designed to align with the asset-light strategic plan. The Compensation Committee and Pearl Meyer designed the SSP Bonus Program, and, in October 2022, the Board approved the SSP Bonus Program and related Retention Bonus Agreements with Messrs. Edwards and Palamountain. Pursuant to the Retention Bonus Agreements, Messrs. Edwards and Palamountain are eligible to receive cash and restricted stock awards totaling five percent (5%) and three percent (3%), respectively, of gains on asset sales or development earnings received from the sale of certain land or water assets of the Company or real estate development after the date of the Retention Bonus Agreement through December 31, 2027 (the “SSP Bonuses”).  The SSP Bonuses payable to Messrs. Edwards and Palamountain are capped at $3.0 million and $2.1 million annually, and $7.5 million and $4.5 million in total, respectively.

In connection with adopting the SSP Bonus Program, the Compensation Committee approved amendments to the incentive award agreements for Messrs. Edwards and Palamountain to eliminate the possible “double-counting” of the gain on assets sales and development earnings subject to the SSP Bonus Program. The incentive award agreements were amended to deduct the earnings for the SSP Bonus eligible earnings from the EBITDA calculation that is the subject of such awards. For fiscal year 2023 performance, our NEOs received two SSP Bonuses. In March 2023, Mr. Edwards received a bonus of $2.0 million and Mr. Palamountain received a bonus of $1.2 million, each payable in 50% cash and 50% restricted stock, in connection with the sale of our Northern Properties. In December 2023, Mr. Edwards received a bonus of $248,848 and Mr. Palamountain received a bonus of $149,309, each payable in 50% cash and 50% in restricted stock, in connection with Harvest Equity Earnings.

Limoneira Company	38	2024 Proxy Statement

Retirement Plans

The Compensation Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and reward our NEOs based on long-term performance of the Company and, therefore, are an important piece of the overall compensation package for the NEOs. For all eligible employees, including our NEOs, the Company sponsors a defined contribution retirement plan maintained under section 401(k) of the Code (the “401(k) Plan”). Under the terms of the 401(k) Plan, eligible employees may elect, beginning the first day of the month following their first day of employment, to defer compensation up to a specified amount of their annual earnings permitted to be deferred under the applicable provisions of the Code. In addition to any deferral contributions made by our employees, the Company contributes to the account of each eligible employee a matching contribution of up to 4% of such employee’s annual compensation. Participant deferral contributions are 100% vested at the time of contribution, employer matching contributions vest 20% after completion of year one and vest 20% each year until they are 100% vested upon completion of five years of employment. During fiscal year 2023, there were no changes made to our defined contribution plan related to contribution limitations, vesting schedules or eligibility requirements.

Until June 2004, our employees and executive officers were eligible to participate in the Limoneira Company Retirement Plan (the “Plan”), a traditional defined benefit pension plan we formerly maintained. Effective June 2004, the Company froze Plan participation and benefits payable and, since that time, no new participants have joined the Plan. Effective December 31, 2021, the Company terminated the Plan. Participants in the Plan with over $5,000 in accrued benefits had the option to receive a lump sum payment or alternative form of benefit payment through an annuity insurer. The only NEO who was a participant in the Plan is Mr. Edwards. In connection with the termination of the Plan, Mr. Edwards elected in fiscal year 2022 to receive a lump sum payment in the amount of $11,602. The amount was paid in fiscal year 2023 on November 3, 2022.

Nonqualified Deferred Compensation

None of our NEOs participate in or has account balances in nonqualified defined contribution or other deferred compensation plans maintained by the Company.

Change in Control, Separation or Severance Benefits

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, except for the equity acceleration for certain outstanding awards pursuant to the 2022 Plan. The 2022 Plan contains provisions that provide for the vesting of options and stock appreciation rights awarded thereunder, as well as the lapse of restrictions on and vesting of all incentive awards issued thereunder upon a change in control or certain termination events.

Options and Stock Appreciation Rights

Except as otherwise provided in an Award Agreement or by a committee in a written resolution at the date of grant or thereafter to the extent outstanding awards granted under the 2022 Plan are either assumed, converted or replaced by the resulting entity in the event of a change in control, if a participant’s employment or service is terminated without Cause (as defined below) by the Company or an affiliate or a participant terminates his or her employment or service with the Company or an affiliate for Good Reason (as defined below) if applicable, in either case, during the 12-month period following a change in control, all outstanding Options and Stock Appreciation Rights held by a participant shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

Performance-Based Awards

Except as provided in an Award Agreement or by a committee in a written resolution at the date of grant or thereafter, to the extent outstanding awards granted under the 2022 Plan are assumed, converted, or replaced by the resulting entity in the event of a change in control: (i) any outstanding awards that are subject to Performance Share-Based Goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the change in control; (ii) each Performance Share- Based Award or Performance Compensation Award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the Award Agreement; and (iii) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the Award Agreement.

Limoneira Company	39	2024 Proxy Statement

Restricted Stock

Pursuant to our Award Agreements for restricted stock with our NEOs, in the event that the employment of a NEO with the Company is terminated by the Company on or after the issue date of an award, other than for Cause, any unvested restricted stock shall become fully vested only in the sole discretion of the Company. The Compensation Committee (or its designee, to the extent permitted under the 2022 Plan) has sole discretion to determine if a NEO’s rights have terminated pursuant to the 2022 Plan and any Award Agreement, including but not limited to the authority to determine the basis for the NEO’s termination of employment. In the event that a NEO remains in continuous employment with the Company or an Affiliate from the issue date of an Award until a NEO’s termination due to (i) death, (ii) Disability or (iii) retirement (if the NEO has been employed by the Company for a period of at least the five years immediately preceding the grant date and is age 65 or older), any unvested restricted stock previously issued shall become fully vested.

For purposes of the above, “Cause” means:

•The intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing, or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment or service with the Company of an Affiliate;

•the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude, or theft;

•the intentional and wrongful damaging of property, contractual interests, or business relationships of the Company or an Affiliate;

•the intentional and wrongful disclosure of secret processes or confidential information of the Company or an Affiliate in violation of an agreement with, or a policy of, the Company or an Affiliate;

•the continued failure to substantially perform the Participant’s duties for the Company or an Affiliate;

•current alcohol or prescription drug abuse affecting work performance;

•current illegal use of drugs; or.

•any intentional conduct contrary to the Company’s or an Affiliate’s written policies or practices.

Because the applicable Award Agreements of our NEOs do not define “Good Reason”, and such persons are not a party to any employment-related agreement, no NEO is entitled to terminate his or her employment or service for Good Reason.

For purposes of the above, “Disability” means a NEO is unable to engage in his or her profession due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Compensation Committee shall certify Disability after consultation with a qualified medical examiner, and shall determine a NEO’s date of termination after considering the Participant’s position and all applicable laws.

In the event that Section 409A of the Code and the guidance issued thereunder (collectively, “Section 409A”) applies and any award would be paid to a NEO upon a “separation from service” within the meaning of Section 409A, and no exemption or exclusion from Section 409A shall apply, no award shall be released to any NEO who is a “specified employee” within the meaning of Section 409A until the earlier of the first day of the seventh month after the month of such NEO’s separation from service or the NEO’s death.

The amounts shown in the following table reflect the potential value to the NEOs, as of the end of fiscal year 2023, of full acceleration of all unvested restricted stock awards upon a change in control of the Company and upon certain termination events. The amounts shown assume that a change in control or termination event was effective as of the last business day of fiscal year 2023 having been October 31, 2023. The closing market price of the Company’s common stock on October 31, 2023 was $14.29. The amounts below are estimates of the incremental, lump sum amounts that would be received upon a change in control or certain termination events; we can determine the actual amount only at the time of any actual change in control or termination event.

Limoneira Company	40	2024 Proxy Statement

Estimated Potential Incremental Payments Upon Change in Control or Certain Termination Events

	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares of Units of Stock That Have Not Yet Vested ($)(3)
Harold S. Edwards(4)	155,428	$2,221,066
Mark Palamountain(5)	93,254	$1,332,600

(1)Information regarding unvested restricted stock held by each NEO is set forth in the Outstanding Equity Awards table below.

(2)Termination events include death, Disability, termination other than for Cause (in the sole discretion of the Company), or retirement, or change of control (in the case of awards granted pursuant to the 2022 Omnibus Plan).

(3)Total value calculated assuming a change in control or termination event date as of October 31, 2023 using the closing market price on October 31, 2023 at $14.29.

(4)Mr. Edwards had 132,095 shares of unvested restricted stock as of October 31, 2023, of which 40,000 shares were discretionary service-based awards and 92,095 shares were equity incentive plan awards. Mr. Edwards had 23,333 shares of restricted stock vest on October 31, 2023. The awards were discretionary service-based awards granted in 2020 and 2021.

(5)Mr. Palamountain had 81,588 shares of unvested restricted stock as of October 31, 2023, of which 20,000 shares were discretionary service-based awards and 61,588 shares were annual equity incentive awards. Mr. Palamountain had 11,666 shares of restricted stock vest on October 31, 2023. The awards were discretionary service-based awards granted in 2020 and 2021.

Perquisites and Other Personal Benefits

The Compensation Committee annually reviews the perquisites that NEOs receive. The primary personal benefits for our NEOs are health and welfare benefits, including, medical, dental, vision and life insurance. The NEOs participate in these plans on the same terms as other Company employees. In addition, the Company provides vehicles to the NEOs and to other members of management.

Employment Agreements

During fiscal year 2023, the Company was not party to any employment agreements with any of our NEOs.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits all Pre-Clearance Persons from engaging in certain short-term or speculative transactions in Covered Securities.

Specifically, Pre-Clearance Persons are generally prohibited from engaging in hedging transactions with respect to Covered Securities, short sales of Covered Securities, short-term trading of Covered Securities (subject to certain exceptions), and transactions in put options or call options (or any derivative security that has similar characteristics to those options) on an exchange or in any other organized market. Unless a Pre-Clearance Person obtains advance approval from the compliance officer, these restrictions regarding short-term or speculative transactions also apply to such Pre-Clearance Person’s immediate family members (including his or her spouse), other persons living in such Pre-Clearance Person’s household, and entities over which such Pre-Clearance Person exercises control. The Company generally does not prohibit employees who are not Pre-Clearance Persons from engaging in the above transactions, but the Company strongly discourages all the Company’s employees (including part-time and temporary employees), officers, directors, consultants, and contractors from engaging in such transactions. In addition, Pre-Clearance Persons must obtain prior written approval from the compliance officer before holding Covered Securities in a margin account or pledging Covered Securities as collateral for a loan.

Ownership Requirement

Pursuant to our Stock Ownership Guidelines, our NEOs and directors are required to hold shares of our common stock having a value equal to the amount indicated in the table below rounded up to the nearest 500 shares (the “Ownership Requirement”).

Position	Multiple
Chief Executive Officer	4 times base salary
Chief Financial Officer	3 times base salary
Directors	$150,000 (approximately 3 times annual base fees)

Limoneira Company	41	2024 Proxy Statement

Common stock holdings that count towards the Ownership Requirement include:

•Shares owned directly, including unvested service-based restricted shares and restricted stock units (RSUs);

•Shares held outright by the Covered Executives and Directors, whether acquired through open market purchase, vesting of stock awards or stock option exercise;

•Shares held by the spouse or dependent children of the Covered Executives and Directors; and

•Shares held in trust for the economic benefit of the Covered Executives and Directors, or the spouse or dependent children of the Covered Executives and Directors.

Common stock holdings that do not count towards the Ownership Requirement include:

•Unvested restricted shares or RSUs that remain subject to achievement of performance goals (Covered Executives only), such as performance share units;

•Shares held in a margin account or pledged shares; and

•Shares covered under an existing annual 10b5-1 trading plan established prior to the effective date of these Guidelines will not be counted toward meeting the Ownership Requirement. In addition, establishing any new 10b5-1 plans will not be permitted until the Covered Executive or Director has achieved the Ownership Requirement.

Other

The Compensation Committee also considers the accounting, tax, and stockholder dilutive costs of specific compensation programs, and seeks to balance the earnings, tax, and dilutive impact of executive compensation plans with the need to attract, retain and motivate highly qualified executives.

Chief Executive Officer Pay Ratio

In connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, the SEC adopted a rule requiring annual disclosure of the ratio of the annual total compensation (“Total Compensation”) of the Company’s median employee (excluding the Chief Executive Officer), to the Total Compensation of the Company’s Chief Executive Officer (the “CEO Pay Ratio”).

In identifying the median employee, the Company prepared a list of all employees of the Company, excluding the Chief Executive Officer, along with their annual base wages and salaries (“Annual Earnings”) as of October 31, 2023. The median employee was selected from this list. The median employee’s Total Compensation was then calculated by adding to their Annual Earnings all other compensation for fiscal year 2023, which includes equity incentive awards, annual cash incentives, the change in pension value and nonqualified deferred compensation earnings, Company-paid life insurance premiums, profit sharing and Company contributions made under the 401(k) Plan and personal usage of Company vehicles.

Based on the information above, the CEO Pay Ratio for fiscal year 2023 is as follows:

Median Employee Total Compensation for Fiscal Year 2023	$ 45,625
CEO Total Compensation for Fiscal Year 2023	$3,653,352
Ratio of Median Employee Total Compensation to CEO Total Compensation for Fiscal Year 2023	80:1

The fiscal year 2023 ratio includes an annual equity incentive, annual cash incentive and SSP Bonuses. The SSP Bonuses awarded to the CEO were the primary factors in the increase in the CEO Pay Ratio from fiscal year 2022. In March 2023, Mr. Edwards received a bonus of $2.0 million, payable in 50% cash and 50% restricted stock, in connection with the $98.4 million gain on the sale of our Northern Properties. In December 2023, Mr. Edwards received a bonus of $248,848, payable in 50% cash and 50% in restricted stock, in connection with a $4.9 million gain in a joint venture with Lewis Group of Companies for the Harvest at Limoneira real estate development project. See “Strategic Special Project Bonus” above for more information.

Limoneira Company	42	2024 Proxy Statement

Summary Compensation Table for Fiscal Years 2023, 2022 and 2021

	Fiscal Year	Salary ($)	Equity Incentive Plan Compensation ($)(1)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(6)	Total ($)
Harold Edwards President & Chief Executive Officer	2023	$693,299	$1,766,543	$1,124,500	—	$69,010	$3,653,352
	2022(8)	$679,762	$825,550	$435,550	—	$60,372	$2,001,234
	2021	$639,600	$610,400	—	$134	$69,514	$1,319,648
Mark Palamountain Chief Financial Officer & Treasurer	2023	$419,231	$1,016,200	$674,500	—	$50,739	$2,160,670
	2022	$395,846	$533,965	$169,565	—	$30,039	$1,129,415
	2021	$364,000	$305,200	—	—	$41,457	$710,657
Alex Teague(7) Senior Vice President & Chief Operating Officer	2023	—	—	—	—	—	—
	2022	$128,725	—	—	—	$475,694	$604,419
	2021	$431,600	$305,200	—	—	$76,276	$813,076

(1)The value of equity incentive plan awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. There were no annual equity incentive awards issued in fiscal year 2022 earned for fiscal year 2021. The amounts shown for fiscal year 2021 are discretionary service-based awards issued to our NEOs, respectively, in December 2021. See footnote 4 for fiscal year 2022 and 2023 details.

(2)There were no cash incentives earned for fiscal year 2021. See footnote 5 for fiscal year 2022 and 2023 details.

(3)The amount shown reflects the change in pension value, which is based upon the change in the present value of the accrued benefit from each fiscal year. The change in the pension value may be impacted by, among other things, changes in the assumptions used in the discount rate, long-term rate of return and actuarial mortality tables used. In October 2022, Mr. Edwards elected to receive a lump sum payment of $11,602. The lump sum payment was made in November 2022 during fiscal year 2023 in conjunction with termination of the Pension Plan. See Pension Benefits for further detail.

(4)2022 Equity Incentive Plan Compensation includes: Discretionary service-based incentive awards issued on December 13, 2021, calculated at the market close share price of $14.96. Annual equity incentive awards earned for fiscal year 2022, issued during fiscal year 2023, calculated at the market close share price of $13.19 on December 20, 2022. SSP Bonuses earned for fiscal year 2022, issued in fiscal year 2023, calculated at the market close share price of $13.19 on December 20, 2022. 2023 Equity Incentive Plan Compensation includes: Discretionary service-based incentive awards issued on December 20, 2022, calculated at the market close share price of $13.19. SSP Bonuses earned for fiscal year 2023, issued in fiscal year 2023, in connection with the sale of our Northern Properties. The shares were calculated at the market close share price of $15.74 on March 7, 2023. Annual equity incentive awards earned for fiscal year 2023, issued during fiscal year 2024, calculated at the market close share price of $19.57 on December 18, 2023. SSP Bonuses earned for fiscal year 2023, issued in fiscal year 2024, in connection with a $4.9 million gain in a joint venture with Lewis Group of Companies for the Harvest at Limoneira real estate development project. The shares were calculated at the market close share price of $19.57 on December 18, 2023.

(5)2022 Non-Equity Incentive Plan Compensation includes: Annual cash incentives earned for fiscal year 2022, issued in fiscal year 2023. SSP Bonuses earned for fiscal year 2022, issued in fiscal year 2023. 2023 Non-Equity Incentive Plan Compensation includes: SSP Bonuses earned for fiscal year 2023, issued in fiscal year 2023, in connection with the sale of our Northern Properties. SSP Bonuses earned for fiscal year 2023, issued in fiscal year 2024, in connection with a $4.9 million gain in a joint venture with Lewis Group of Companies for the Harvest at Limoneira real estate development project.

(6)All Other Compensation consists of, for each of our NEOs, life insurance premiums, profit sharing and matching contributions under our 401(k) plan, dividends paid on stock awards, and personal use of Company vehicles. See Chart of All Other Compensation for details.

(7)Mr. Teague retired on February 1, 2022. All Other Compensation for Mr. Teague in fiscal year 2022 also includes vacation payout and severance upon his retirement on February 1, 2022.

(8)Mr. Edwards received a SSP Bonus of $298,550 in December 2022. He received approval from the Board to convert the stock portion of the award to cash.

The following charts reflect the fiscal year 2023 compensation mix for our CEO and other NEO:

CEO
$69,010
$693,299
$1,124,500
$1,766,543
Salary
Stock Awards
Cash Incentive
Other

Other NEO
$50,739
$419,231
$674,500
$1,016,200
Salary
Stock Awards
Cash Incentive
Other

Limoneira Company	43	2024 Proxy Statement

Chart of All Other Compensation in Fiscal Year 2023

	Stock Dividends ($)	Company Contributions to 401(k) ($)	Perquisites and Personal Benefits ($)	Insurance Premiums Paid by the Company ($)	Total ($)
Harold Edwards President & Chief Executive Officer	$46,666	$18,899	$1,832	$1,613	$69,010
Mark Palamountain Chief Financial Officer & Treasurer	$31,426	$15,446	$2,950	$917	$50,739

Grants of Plan-Based Awards in Fiscal Year 2023

The following table provides information about grants of equity and non-equity plan-based awards to the NEOs for performance in the fiscal year ended October 31, 2023, and discretionary, equity-based retention awards granted in fiscal year 2023.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(7)(8)			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)(2)(3)			All Other Equity Awards Number of Shares(3)(5)(6)	Grant Date Fair Value of Stock Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Harold S. Edwards	December 20, 2022(5)	—	—	—	—	—	—	30,000	$395,700
	March 7, 2023(6)	—	—	—	—	—	—	63,532	$1,000,000
	December 18, 2023(6)	—	—	—	—	—	—	6,362	$124,500
	December 18, 2023	$179,813	$359,625	$719,250	$179,813	$359,625	$719,250	—	$246,343
Mark Palamountain	December 20, 2022(5)	—	—	—	—	—	—	15,000	$197,850
	March 7, 2023(6)	—	—	—	—	—	—	38,119	$600,000
	December 18, 2023(6)	—	—	—	—	—	—	3,807	$74,500
	December 18, 2023	$105,000	$210,000	$420,000	$105,000	$210,000	$420,000	—	$143,850

(1)See page 37 of the proxy statement, under “Compensation Discussion and Analysis - Elements of Compensation - Annual Equity Incentive,” for a description of our 2022 Plan. Under our 2022 Plan, awards that may be paid out are issued in the form of the number of shares of our common stock that is derived from a percentage of the NEO’s base salary.

(2)These columns represent the potential equity payments for each NEO under their respective 2022 Plan Award Agreements with respect to fiscal year 2023 performance. Threshold, Target and Maximum amounts represent 25%, 50% and 100% of each NEO salary as of December 31, 2022. The actual Award calculation for fiscal year 2023 was 34% reflected in the Grant Date Fair Value of Stock Awards column. The equivalent number of shares was calculated using the market closing price of $19.57 on December 18, 2023 when the shares were issued to each NEO. The value of equity incentive awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation.

(3)All such shares, whether vested or unvested, are considered issued and outstanding on the date of issuance, and our NEOs have voting rights with respect to, and receive any dividends on, such shares issued to them.

(4)The value of equity incentive awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The value of the shares was calculated using the market closing price on the issue date. The market closing price on December 20, 2022 was $13.19. The market closing price on March 7, 2023 was $15.74. The market closing price on December 18, 2023 was $19.57.

(5)The shares issued December 20, 2022 are discretionary service-based awards described on page 37 in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - Discretionary Service- Based Awards.”

(6)The shares issued March 7, 2023 and December 18, 2023 are fiscal year 2023 SSP Bonuses, described on page 37 - in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - Strategic Special Project Bonus.”

(7)These columns represent the potential cash incentives for each NEO under their respective 2022 Plan Award Agreements with respect to fiscal year 2023 performance. Threshold, Target and Maximum amounts represent 25%, 50% and 100% of each NEO salary as of December 31, 2022. There were no cash incentives for fiscal year 2023 paid to our NEOs.

(8)See page 36 of the proxy statement, under “Compensation Discussion and Analysis - Elements of Compensation - Annual Cash Incentive,” for a description of our cash incentive plan. Annual cash incentives are derived from a percentage of the NEO’s base salary.

Limoneira Company	44	2024 Proxy Statement

Outstanding Equity Awards at 2023 Fiscal Year End

The following table summarizes the total outstanding equity awards as of October 31, 2023 for each NEO.

Name	Discretionary Awards That Have Not Yet Vested (#)	Market Value of Discretionary Award Shares That Have Not Yet Vested ($)(1)	Equity Incentive Plan Awards That Have Not Yet Vested (#)	Market Value of Equity Incentive Plan Award Shares That Have Not Yet Vested ($)(1)
Harold S. Edwards(2)	40,000	$571,600	92,095	$1,316,038
Mark Palamountain(3)	20,000	$285,800	61,588	$880,093

(1)Based on a fair market value of our common stock on October 31, 2023 at $14.29 per share.

(2)Mr. Edwards received two discretionary service-based awards: On December 13, 2021, we issued 30,000 shares to vest in 3 equal annual tranches on October 31, 2022; October 31, 2023; and October 31, 2024. 10,000 shares remain unvested from that grant. On December 20, 2022, we issued 30,000 shares to vest in 3 equal annual tranches on December 20, 2023; December 20, 2024; and December 20, 2025. All 30,000 shares remain unvested from that grant. Mr. Edwards received two annual equity incentive awards: On December 20, 2022, Mr. Edwards received an annual equity-based incentive. We issued 28,563 shares to vest in 2 equal annual tranches on December 20, 2023 and December 20, 2024. All 28,563 shares remain unvested from that grant. On March 7, 2023, Mr. Edwards earned a SSP Bonus earned during fiscal year 2023 in connection with the sale of our Northern Properties. We issued 63,532 shares to vest on March 7, 2024. All 63,562 shares remain unvested from that grant.

(3)Mr. Palamountain received two discretionary service-based awards: On December 13, 2021, we issued 15,000 shares to vest in 3 equal annual tranches on October 31, 2022; October 31, 2023; and October 31, 2024. 5,000 shares remain unvested from that grant. On December 20, 2022, we issued 15,000 shares to vest in 3 equal annual tranches on December 20, 2023; December 20, 2024; and December 20, 2025. All 15,000 shares remain unvested from that grant. Mr. Palamountain received three annual equity incentive awards: On December 20, 2022, Mr. Palamountain received an annual equity incentive. We issued 16,679 shares to vest in 2 equal annual tranches on December 20, 2023 and December 20, 2024. All 16,679 shares remain unvested from that grant. On December 20, 2022, Mr. Palamountain earned and was issued a SSP Bonus of 6,790 shares to vest on December 20, 2023. All 6,790 shares remain unvested from that grant. On March 7, 2023, Mr. Palamountain earned a SSP Bonus for the sale of our Northern Properties. We issued 38,119 shares to vest on March 7, 2024. All 38,119 remain unvested from that grant.

Outstanding Exercises and Stock Vested at 2023 Fiscal Year End

The following table sets forth information about vesting of restricted stock held by our NEOs during fiscal year 2023:

Name	Discretionary Awards That Vested FY 2023 (#)	Market Value of Discretionary Award Shares That Vested FY 2023 ($)(1)	Annual Equity Incentive Plan Awards That Vested FY 2023 (#)	Market Value of Annual Equity Incentive Plan Award Shares That Vested FY 2023 ($)(1)
Harold S. Edwards(2)	23,333	$333,429	—	—
Mark Palamountain(3)	11,666	$166,707	—	—

(1)Based on a fair market value of our common stock on October 31, 2023 at $14.29 per share.

(2)Mr. Edwards had 23,333 shares vest in connection with discretionary service-based incentive awards issued December 14, 2020 and December 13, 2021.

(3)Mr. Palamountain had 11,666 shares vest in connection with discretionary service-based incentive awards issued December 14, 2020 and December 13, 2021.

Limoneira Company	45	2024 Proxy Statement

Pension Benefits

The Company’s defined benefit pension plan is a tax-qualified retirement plan that covers eligible employees of the Company. Effective in June 2004, participation in such plan was frozen so that anyone who was hired by the Company on or after June 2004 is ineligible to participate in such plan. Under the plan, age 65 is considered normal retirement age.

Effective December 31, 2021, the Company terminated the Plan. Participants in the Plan with over $5,000 were given the option to receive a lump sum payment or alternative form of benefit payment through an annuity insurer. The only NEO who is a participant in our Plan is Mr. Edwards. During fiscal year 2022, he elected to receive a lump sum payment in the amount of $11,602. The amount was paid on November 3, 2022. See “Retirement Plans” above for more information.

Participant Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit - FY 2023(1)	Present Value of Accumulated Benefit - FY 2022(2)	Change in Pension Value(3)	Payments During Last Fiscal Year(1)
Harold Edwards	Limoneira Company Retirement Plan(4)	0.05	—	$11,602	—	$11,602

(1)Mr. Edwards elected to receive a lump sum of his pension benefit during fiscal year 2022. The payout was completed in November 2022 during fiscal year 2023.

(2)Liabilities shown in this column are computed using the projected unit credit method reflecting average salary and service as of the fiscal year end 2021. The material assumptions used to determine these liabilities can be found in the fiscal year end FAS Disclosures Actuarial Valuation Report, except we assumed no pre-retirement decrements and that retirement occurs at the Plan’s earliest unreduced retirement age.

(3)The Change in Pension Value is based on the difference of the present value of the accumulated benefit payable as of October 31, 2023 from the Plan and the present value of the accumulated benefit payable as of October 31, 2022 disclosed in the prior year for the Plan, adjusted for any benefit payments during the fiscal year.

(4)The Company terminated the Plan effective December 31, 2021.

Pay Versus Performance (PVP)

Year	Summary Compensation Table Total for CEO(1)(8)	Compensation Actually Paid (CAP) to CEO(1)(2)(8)	Average Summary Compensation Table Total for Non-CEO NEOs(3)(8)	Average Compensation Actually Paid to Non-CEO NEOs(2)(3)(8)	Total Shareholder Return (TSR)(4)	Peer Group Total Shareholder Return(5)	Net Income(6)	Adjusted EBITDA(7)
2023	$3,653,352	$3,710,212	$2,160,670	$2,278,244	$110	$116	$9,117,000	$(224,000)
2022	$2,001,234	$1,331,988	$866,917	$635,772	$90	$133	$(474,000)	$11,894,000
2021	$1,319,648	$1,452,446	$761,867	$828,332	$119	$117	$(3,897,000)	$9,918,000

(1)The Company’s CEO for all years presented is Harold Edwards.

(2)Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2023		2022		2021
	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$3,653,352	$2,160,670	$2,001,234	$866,917	$1,319,648	$761,867
Less: Change in Pension Value per the Summary Compensation Table	—	—	—	—	(134)	—
Less: Stock Awards per the Summary Compensation Table	(1,766,543)	(1,016,200)	(825,550)	(266,983)	(610,400)	(305,200)
Add: Year-end fair value of unvested awards granted in the current year	1,744,738	1,094,443	238,600	59,650	430,123	215,061

Limoneira Company	46	2024 Proxy Statement

	2023		2022		2021
	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs
Add: Year-over-year difference of year-end fair values for unvested awards granted in prior years	23,600	11,800	(55,999)	(13,999)	49,066	24,532
Add: Fair value at vest date for awards granted and vested in current year	—	—	119,300	29,825	215,077	107,539
Add: Difference in fair value between prior year-end fair value and vest date fair value for awards granted in prior years	55,066	27,532	(145,597)	(39,639)	49,066	24,534
Compensation Actually Paid (as calculated)	$3,710,212	$2,278,244	$1,331,988	$635,772	$1,452,446	$828,332

(3)Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2023: Mark Palamountain
2022: Mark Palamountain, Alex Teague
2021: Mark Palamountain, Alex Teague

(4)Total Shareholder Return assumes the investment of $100 in our common stock on October 31, 2020 through and including the end of the fiscal year for which Total Shareholder Return is depicted.

(5)Peer Group Total Shareholder Return reflect the year-over-year value, as of the end of the applicable fiscal year, of a hypothetical initial investment of $100 made on October 31, 2020 into the Dow Jones U.S. Food Producers Index.

(6)The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements.

(7)In the Company’s assessment, Adjusted EBITDA is the financial performance measure that is the most important financial performance measure used by the Company in fiscal year 2023 to link compensation actually paid to performance. The dollar amounts reported are the Company’s Adjusted EBITDA reflected in the Company’s Form 10-K, and represent earnings before interest, income taxes, depreciation and amortization (“EBITDA”), excluding stock-based compensation, named executive officer cash severance, pension settlement cost, gain or loss on disposal of assets, cash bonus related to sale of assets and gain on legal settlement. Adjusted EBITDA is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to us and may not be consistent with methodologies used by other companies.

(8)In fiscal year 2023, “Compensation Actually Paid” to our CEO and non-CEO NEOs was significantly impacted by bonuses issued pursuant to our SSP Bonus Program. Mr. Edwards received a $2.0 million bonus and Mr. Palamountain received a $1.2 million bonus, each payable in 50% cash and 50% restricted stock, in connection with the sale of our Northern Properties. In December 2023, Mr. Edwards received a bonus of $248,848 and Mr. Palamountain received a bonus of $149,309, each payable in 50% cash and 50% in restricted stock, in connection with Harvest Equity Earnings.

The following table identifies the most important performance measures used by our Compensation Committee to link the “Compensation Actually Paid” (CAP) to our CEO and other NEOs in fiscal year 2023, to Company performance:

Performance Measures
Adjusted EBITDA
Revenues
Gains on strategic special projects
Equity earnings from real estate development

Limoneira Company	47	2024 Proxy Statement

The Company’s compensation actually paid for its CEO and other NEOs as compared to Net Income, Adjusted EBITDA, the Company’s TSR and the TSR of the Dow Jones U.S. Food Producers Index are shown below.

CAP vs. Net Income & Adjusted EBITDA
Compensation Actually Paid
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Net Income & Adjusted EBITDA
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
-$2,000,000
-$4,000,000
2021
2022
2023
CEO CAP
Non-CEO NEOs CAP
Net Income
Adjusted EBITDA

CAP vs. TSR
Compensation Actually Paid
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Total Shareholder Return
$160
$140
$120
$100
$80
$60
$40
$20
$0
2021
2022
2023
CEO CAP
Non-CEO NEOs CAP
Company TSR
Peer Group TSR

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion referred to above, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated in the Company’s Annual Report on Form 10-K for the year ended October 31, 2023.

Members of the Compensation Committee:
Elizabeth Mora, Chairperson
Barbara Carbone
Scott S. Slater

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Limoneira Company	48	2024 Proxy Statement

Proposal 2: Advisory Vote on Executive Compensation

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as set forth in Section 14A(a) of the Exchange Act (15 U.S.C. 78n-1), we are asking stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our strategic goals and success. Under our executive compensation program, our NEOs receive compensation that encourages both near-term and long-term growth and successes through compensation linked to performance standards aimed to increase stockholder value.

The Compensation Committee bases its executive compensation decisions on our compensation objectives, which include the following:

•aligning management’s incentives with the interests of our stockholders;

•providing competitive compensation to our NEOs;

•rewarding NEOs for past performance and motivating them to excel in the future; and

•rewarding superior performance of both the Company and each individual executive and encouraging actions that promote our near-term and long-term strategic goals.

We believe that our existing compensation programs have been effective at motivating our NEOs to achieve superior performance and success, aligning compensation with performance measures and stockholder interests and enabling us to attract, retain and motivate talented executive officers.

We are asking our stockholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. Accordingly, we will ask our stockholders to approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures by voting FOR the approval of our executive compensation program.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs and will evaluate whether any actions are necessary.

Required Vote for Stockholder Approval

The affirmative vote of the holders of at least a majority of the outstanding shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the compensation of our NEOs.

Limoneira Company	49	2024 Proxy Statement

Proposal 3: Advisory Vote on the Frequency of Say-on-Pay Votes

As described in Proposal No. 2 above, our stockholders are being provided with the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 2 is commonly referred to as a “Say-on-Pay” vote. We currently hold a Say-on-Pay vote every year.

Proposal No. 3 provides our stockholders with the opportunity to cast an advisory vote on how often the Company should include a Say-on-Pay vote in its proxy materials for future annual meetings (or a special meeting for which we must include executive compensation information for that meeting). Under this Proposal No. 3, stockholders may vote to have the Say-on-Pay vote every year, every two years, every three years, or they may abstain.

We believe that Say-on-Pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program. Although this frequency vote is non-binding, the Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders and will consider the outcome of these votes in making its decisions on the frequency of future advisory votes on executive compensation in the future. We will hold our next vote on the frequency of Say-on-Pay advisory votes during our 2030 annual meeting.

Required Vote for Stockholder Approval

The option of “one year,” “two years,” or “three years” which receives the highest number of votes will be the option recommended by the shareholders. Abstentions and broker non-votes will not have any effect on the outcome of this approval.

Recommendation of the Board

The Board recommends that shareholders vote on Proposal No. 3 to hold say-on-pay votes at intervals of ONE YEAR (as opposed to every two years or every three years).

Limoneira Company	50	2024 Proxy Statement

Proposal 4: Ratification of Selection of Independent Auditor

General

The Audit Committee of the Board has recommended, and the Board now asks that the stockholders of the Company ratify the selection of Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending October 31, 2024.

The Audit Committee appointed Deloitte & Touche LLP, a registered public accounting firm, to audit the annual financial statements for the fiscal year ended October 31, 2023. Based on its past performance during these audits, the Audit Committee has selected Deloitte & Touche LLP as the independent auditor to perform the audit of our financial statements and internal control over financial reporting for fiscal year 2024.

The selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Board has determined that it would be desirable to request that the stockholders ratify the appointment. If stockholders do not ratify this selection, the Board will reconsider its selection of Deloitte & Touche LLP and may, in its sole discretion, either continue to retain this firm or appoint a new independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to participate in the Annual Meeting, and will be available to respond to appropriate questions.

Fees

The chart below sets forth the total annual amount, including the amounts by category of service, billed to us by Deloitte & Touche LLP for services performed for fiscal year 2023.

	Fiscal Year 2023 Deloitte & Touche LLP Fees	Fiscal Year 2022 Deloitte & Touche LLP Fees
Audit Fees(1)	$1,289,318	$1,141,329
Audit-Related Fees(2)	—	—
Tax Fees(3)	$168,769	$147,000
All Other Fees(4)	—	—
Total Fees	$1,458,087	$1,288,329

(1)“Audit Fees” are fees billed for professional services for the audit of our consolidated annual financial statements filed on Form 10-K, the audit of our internal controls over financial reporting, the review of our interim financial statements included in our quarterly reports on Form 10-Q, and other SEC registration statement and consent services.

(2)“Audit-Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)“Tax Fees” are fees billed for professional services rendered in connection with tax compliance, advice and planning.

(4)“All Other Fees” are fees billed for products and services other than those reported in “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Limoneira Company	51	2024 Proxy Statement

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for conducting its appraisal and approval of audit and non-audit services. The Audit Committee allows delegation to its members to approve additional audit and non-audit services. The Audit Committee or one of its members pre-approved all the services provided by Deloitte & Touche LLP for the fiscal year ended 2023. In making its recommendation to ratify the selection of Deloitte & Touche LLP as independent auditor for the fiscal year ending October 31, 2024, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with Deloitte & Touche LLP’s independence.

Required Vote for Stockholder Approval

The ratification of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal at the 2024 Annual Meeting. An abstention will not be counted toward the ratification of Deloitte & Touche LLP as the independent auditor, and the effect of an abstention is the same as a vote against the ratification. Brokers have discretion to vote on the ratification of our independent registered public accounting firm and, as such, no votes on this proposal will be considered broker non-votes.

Recommendation of the Board of Directors

The Board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as independent auditor for the Company for the fiscal year ending October 31, 2024.

Limoneira Company	52	2024 Proxy Statement

Audit and Finance Committee Report

The Audit Committee’s primary role is to assist the Board in fulfilling its responsibility for oversight of:

(1)the quality and integrity of the consolidated financial statements and related disclosures;

(2)compliance with legal and regulatory requirements;

(3)the independent auditors’ qualifications, independence and performance; and

(4)the performance of our internal audit and control functions.

The Company’s management is responsible for the preparation of the financial statements, the financial reporting process and the system of internal controls. The independent auditors are responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States and issuing an opinion as to the conformity of those audited financial statements to United States generally accepted accounting principles. The Audit Committee monitors and oversees these processes.

The Audit Committee has adopted a policy designed to ensure proper oversight of our independent auditor. Under the policy, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing any other audit review (including resolution of disagreements among management and the auditor regarding financial reporting), or attestation services. In addition, the Audit Committee is responsible for pre-approving any non-audit services provided by the Company’s independent auditors. The Audit Committee’s charter also ensures that the independent auditor discusses with the Audit Committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of our accounting policies and practices.

The Audit Committee of the Board has:

•reviewed and discussed with management and Deloitte & Touche LLP, the audited financial statements as of and for the year ended October 31, 2023;

•discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended October 31, 2023 for filing with the SEC.

Members of the Audit and Finance Committee:
Barbara Carbone, Chairperson
Gordon E. Kimball
Peter J. Nolan

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Limoneira Company	53	2024 Proxy Statement

Proposal 5: Approval to Amend our Certificate of Incorporation to
Allow for Exculpation of Officers

Background

The State of Delaware, which is Limoneira’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). Historically, DGCL Section 102(b)(7) enabled corporations to limit the liability of directors in limited circumstances and Limoneira adopted exculpation provisions in its Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”). With the recent amendment, DGCL Section 102(b)(7) now permits exculpation for officers, but only for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but does not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Furthermore, the limitation on liability does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

This same proposal was submitted to the stockholders for consideration at the 2023 Annual Meeting but did not receive sufficient votes for approval, primarily due to a large number of broker non-votes which have the same effect as a vote against this proposal.

The Board, however, continues to believe that it is important to provide protection from certain liabilities and expenses that may discourage prospective or current directors from accepting or continuing membership on corporate boards and prospective or current officers from serving corporations. In the absence of such protection, qualified directors and officers might be deterred from serving as directors or officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. Our Certificate of Incorporation currently provides exculpation and limitations of liability for directors pursuant to the DGCL. In considering whether to extend exculpation and limitations of liability to officers pursuant to DGCL Section 102(b)(7), the Board took into account the narrow class and type of claims that such officers would be exculpated from liability pursuant to DGCL Section 102(b)(7), the limited number of Limoneira officers that would be impacted, and the benefits the Board believes would accrue to Limoneira by providing exculpation in accordance with DGCL Section 102(b)(7), including, without limitation, the ability to attract and retain key officers and the potential to reduce litigation costs associated with frivolous lawsuits.

The Board balanced these considerations with our corporate governance guidelines and practices and determined that it is advisable and in the best interests of the Company and our stockholders to amend the current exculpation and liability provisions in Article TWENTY-SECOND of our Certificate of Incorporation, to adopt DGCL Section 102(b)(7) and extend exculpation protection to our officers in addition to our directors. We refer to this proposed amendment to our Certificate of Incorporation as the “Certificate Amendment” in this proxy statement.

Text of Proposed Certificate Amendment

Our Certificate of Incorporation currently provides for the exculpation of directors and does not include a provision allowing for the exculpation of officers. We propose to amend Article TWENTY-SECOND of our Certificate of Incorporation so that it would state in its entirety as follows:

TWENTY-SECOND: No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director or officer as a director or officer, respectively, except to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as

Limoneira Company	54	2024 Proxy Statement

so amended. No amendment to or repeal of this Article TWENTY-SECOND shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

The proposed Certificate of Amendment of the Restated Certificate of Incorporation reflecting the foregoing Certificate Amendment is attached as Appendix A to this proxy statement.

Reasons for the Proposed Certificate Amendment

The Board adopted the proposed Certificate Amendment to maintain provisions of the Certificate of Incorporation in keeping with the governing statutes contained in the DGCL. The Board believes that DGCL 102(b)(7) and the Certificate Amendment remedy the inconsistent treatment of officers and directors under the DGCL and the Certificate of Incorporation, despite directors and officers having similar fiduciary duties. The Board of Directors also noted that several other states already permit corporations to eliminate or limit officer liability, and the Board of Directors believes it is appropriate for public companies in states that allow exculpation of officers to include exculpation clauses in their certificates of incorporation. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight. Limiting concern about personal risk empowers both directors and officers to best exercise their business judgment in furtherance of stockholder interests. The Board also considered that, unlike director exculpation, officer exculpation may not be provided in connection with claims brought against an officer by or in the right of the corporation. In the time since DGCL 102(b)(7)’s enactment, many Delaware companies have adopted exculpation clauses limiting the personal liability of officers in their certificates of incorporation. Failing to adopt the proposed Certificate Amendment could impact our recruitment and retention of exceptional officer candidates who may conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of Limoneira.

For the reasons stated above, the Board has determined that the proposed Certificate Amendment is advisable and in the best interest of our Company and our stockholders and authorized and approved the proposed Certificate Amendment and directed that it be considered at the Annual Meeting.

The Certificate Amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer nor is it being proposed in response to any litigation or threat of litigation.

Timing and Effect of the Certificate Amendment

If the proposed Certificate Amendment is approved by our stockholders, it will become effective immediately upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which we expect to file promptly after the Annual Meeting. Other than the replacement of the existing Article TWENTY-SECOND by the proposed Article TWENTY-SECOND, the remaining provisions of our Certificate of Incorporation will be unchanged after effectiveness of the Certificate Amendment. If the proposed Certificate Amendment is not approved by our stockholders, our Restated Certificate of Incorporation will remain unchanged. In accordance with the DGCL, the Board may elect to abandon the proposed Certificate Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the proposed Certificate Amendment.

Required Vote for Stockholder Approval

The affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval and adoption of the proposed Certificate Amendment.

Limoneira Company	55	2024 Proxy Statement

Proposal 6: To approve an amendment to the Limoneira Company
2022 Omnibus Incentive Plan to increase the number of shares of the Company’s common stock available for awards thereunder by 1,000,000 shares to 1,500,000 shares

General

On January 25, 2022, the Board, upon recommendation of the Compensation Committee, approved the adoption of the 2022 Plan subject to approval by the Company’s stockholders at the 2022 Annual Meeting. The 2022 Plan was approved by the stockholders on March 22, 2022.

We are asking stockholders to consider and vote upon a proposal to amend and restate Section 4(a) of the 2022 Plan to increase the number of shares of the Company’s common stock available for awards by an additional 1,000,000 shares from 500,000 to a total of 1,500,000 shares (the “2022 Plan Amendment”). No other changes are requested. The 2022 Plan is the primary plan used for equity grants to employees, officers and directors of the Company and its affiliates. Any awards granted under the 2022 Plan remain in effect pursuant to the terms of the 2022 Plan and the respective award agreements thereunder.

As discussed in Executive Compensation, the Compensation Committee and the Board adopted changes to our long-term incentive plan to increase the emphasis on and broaden participation in, the Company’s equity compensation program. Beginning in fiscal year 2024, annual long term-incentive compensation will be a mix of 50% performance-based restricted stock grants and 50% service-based restricted stock grants. Performance-based restricted stock grants will have a longer, three-year performance period, with payouts based on achieving targeted three-year CAGR in revenues over the measurement period.

The Board recommends that you vote for approval of the 2022 Plan Amendment to allow the Company to continue our equity-based, pay-for-performance compensation philosophy. Equity compensation aligns the compensation of our employees, officers and directors with the investment interests of our stockholders and promotes a focus on long-term value creation.

The Company engaged Pearl Meyer to assist the Company in aligning its ongoing compensation program with market best practices, as discussed in Compensation Program and Governance Changes. As part of this engagement, Pearl Meyer reviewed the equity plan share dilution and utilization relative to our compensation peer group. The results of this review indicated that the Company’s current equity plan dilution is well below the 25th percentile of our peer group.

In addition, the 2022 Plan share pool was depleted earlier than anticipated with the introduction of our SSP Bonus Program. An increase in the number of shares available under the 2022 Plan is needed to continue our transition to more equity-focused incentives and expand participation in the 2022 Plan in the future. We note that even with the proposed increase of 1,000,000 shares, the Company’s total equity plan dilution will remain below the 50th percentile of our peer group:

			Peer Companies
	LMNR	LMNR with 2022 Plan Amendment	25th	50th	75%
Total Outstanding	1.6%	1.6%	1.0%	1.9%	7.0%
Total Available for Grant	0.9%	6.4%	3.8%	6.9%	12.9%
Total Potential for Dilution	2.5%	8.1%	5.7%	10.9%	16.4%

Annual Share Utilization
Most Recent Fiscal Year	1.7%	1.7%	0.4%	0.7%	2.0%
3-Year Average	1.0%	1.0%	0.5%	1.1%	1.9%

Limoneira Company	56	2024 Proxy Statement

Based on the 1,518 shares of common stock available for issuance as of January 31, 2024, if this proposal is approved, there would be approximately 1,001,518 shares of common stock available for issuance under the 2022 Plan as of the date of the Annual Meeting.

The material features and provisions of the 2022 Plan are summarized below. The full text of the 2022 Plan is attached as Appendix B to this Proxy Statement. The following description is not complete and is qualified in its entirety by reference to Appendix B.

Summary of the 2022 Omnibus Plan

Administration

The 2022 Plan provides that the Board may designate a committee of the Board to administer the 2022 Plan. The Board designated the Compensation Committee to administer the 2022 Plan. The Compensation Committee has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2022 Plan. The Compensation Committee can specify whether, and under what circumstances, awards received under the 2022 Plan may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. The Compensation Committee has authority to interpret the 2022 Plan and establish rules and regulations for the administration of the 2022 Plan.

Eligible Participants

Any employee of, or consultant to, the Company or its affiliates, or non-employee director who is a member of the Board or the board of directors of an Affiliate, who is selected by the Compensation Committee is eligible to receive an award under the 2022 Plan (the “Participants” and each a “Participant”). As of the end of the fiscal year, approximately 257 full-time equivalent employees, including executive officers, and six non-employee directors were eligible to participate in the 2022 Plan.

Shares Available For Awards and Other Limits on Awards

As presently constructed, the number of shares of common stock issuable pursuant to all awards granted under the 2022 Plan is 500,000, provided that the aggregate number of shares of common stock with respect to which incentive stock options may be granted is 400,000. Under the 2022 Plan Amendment, the number of shares of common stock issuable will be no more than 1,500,000. No other changes will be made. In addition, as provided below, if awards issued under the 2022 Plan expire or otherwise terminate without being exercised or settled, or if awards are settled in cash in lieu of shares, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 2022 Plan.

Certain awards under the 2022 Plan are subject to the following limitations on a per Participant basis:

•The maximum number of shares of common stock with respect to which stock options may be granted to any one Participant in any fiscal year is 200,000 shares.

•The maximum number of shares of common stock with respect to which SARs (as defined below) may be granted to any one Participant in any fiscal year is 200,000 shares.

•The maximum aggregate number of restricted shares that may be granted to any one Participant in any fiscal year is 500,000 shares.

•The maximum aggregate number of restricted share units that may be granted to any one Participant in any fiscal year is 500,000 shares.

•The maximum number of shares awarded or credited with respect to performance share-based awards to any one Participant in any performance period is 500,000 shares determined as of the date of payout (or, if paid in cash, the equivalent cash value thereof).

•The maximum number of other stock-based awards in any fiscal year is 200,000 shares or, in the event such other stock-based awards are paid in cash, the equivalent cash value thereof.

•The maximum value of all equity and cash-based compensation granted to a non-employee director in any calendar year cannot exceed $400,000 (and for this purpose, equity value is determined using fair market value on the award date).

Limoneira Company	57	2024 Proxy Statement

•The Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2022 Plan.

Shares of our common stock subject to awards that are expired, forfeited, cancelled or settled in cash do not count as shares issued under the 2022 Plan. However, (i) if shares of our common stock are tendered or otherwise used in payment of the exercise price of any stock option, the total number of shares covered by the stock option being exercised will count as shares issued under the 2022 Plan; (ii) shares of our common stock withheld by the Company to satisfy a tax withholding obligation will count as shares issued under the 2022 Plan; and (iii) the number of shares of our common stock covered by a SAR, to the extent it is exercised and settled in shares, and whether or not shares are actually issued to the Participant upon exercise of the SAR, will be considered issued or transferred pursuant to the 2022 Plan. If, under the 2022 Plan, a Participant elected to give up the right to receive compensation in exchange for shares of our common stock based on fair market value, shares will not count as shares issued under the 2022 Plan.

Types of Awards and Terms and Conditions

The 2022 Plan permits grants of:

•stock options (including both incentive and non-qualified stock options);

•stock appreciation rights (“SARs”);

•restricted shares and restricted share units;

•performance share-based awards;

•substitute awards;

•dividend equivalents;

•other share-based awards; and

•performance compensation awards.

The fair market value of a share is the closing per-share price (excluding any “after hours” trading) of the shares of our common stock (i) as reported by NASDAQ for such date, or (ii) if the shares of our common stock are listed on a national stock exchange other than the NASDAQ, the closing per-share sale price of the shares of our common stock as reported on the stock exchange composite tape for securities traded on such stock exchange for such date.

Stock Options

The holder of a stock option is entitled to purchase a number of shares of our common stock at a specified exercise price not less than the fair market value of the underlying shares (or 110% of fair market value in the case of an incentive stock option granted to a 10% employee-stockholder) during a specified time period, all as determined by the Compensation Committee. Each stock option is exercisable at such times and subject to such terms and conditions as the Compensation Committee determines, and no stock option will be exercisable more than ten years from the grant date (or five years in the case of an incentive stock option granted to a 10% employee-stockholder). The stock option exercise price may be payable either in cash, shares of our common stock or a combination thereof, as determined by the Compensation Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under a stock option.

Stock Appreciation Rights (“SARs)

The Compensation Committee will determine the Participants to whom SARs will be granted, the number of shares of our common stock to be covered by each SAR, the grant price and the conditions and limitations applicable to the exercise thereof. Generally, each SAR will entitle a Participant upon exercise to an amount equal to the excess of the fair market value of a share on the date of exercise of the SAR over the grant price. The Compensation Committee will determine whether a SAR will be settled in cash, shares of our common stock or a combination of cash and shares.

Limoneira Company	58	2024 Proxy Statement

Restricted Share and Restricted Share Units

Restricted share awards consist of shares of common stock that are transferred to the Participant subject to restrictions imposed by the Compensation Committee that may result in forfeiture if specified conditions are not satisfied. Restricted share units result in the transfer of shares or cash to the Participant only after specified conditions are satisfied. The Compensation Committee will determine the Participants to whom restricted shares and/or the number of restricted share units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the restricted shares and restricted share units may be forfeited to the Company.

Performance Share-Based Awards

The Compensation Committee may award performance share-based awards that consist of a right that is (i) denominated in cash or shares of our common stock, (ii) valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during performance periods established by the Compensation Committee, and (iii) payable at such time and in such form as determined by the Compensation Committee. Performance share-based awards may be paid in a lump sum or in installments following the close of the applicable performance periods.

Dividend Equivalents

Dividend equivalents entitle Participants to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of dividends paid by the Company to its stockholders on a current or deferred basis consistent with Section 409A; provided, that in the case of awards with respect to which any applicable performance criteria have not been achieved, dividend equivalents may be paid only on a deferred basis, to the extent the underlying award vests; provided further, that dividends and dividend equivalents will not be paid or distributed unless and until the underlying award ceases to be subject to a substantial risk of forfeiture.

Other Share-Based Awards

The Compensation Committee may grant Participants other share-based awards, which will consist of any right that is (i) not an award described above and (ii) an award of shares of our common stock or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock. The Compensation Committee will determine the terms and conditions of any such other share-based award, including the price, if any, at which securities may be purchased pursuant to any other share-based award granted under the 2022 Plan.

Performance Compensation Awards

The Compensation Committee has the authority, at the time of grant of any restricted share, restricted share unit, performance share-based award and other share-based award to designate such award as a performance compensation award. The payment of any performance compensation award is subject to the terms and conditions as set forth in the 2022 Plan.

Duration, Termination and Amendment

Unless the Board earlier terminates the 2022 Plan, the 2022 Plan will terminate on January 25, 2032. No awards may be made under the 2022 Plan after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2022 Plan prior to termination may extend beyond the end of such period through the award’s normal expiration date.

The Board may amend, alter or discontinue the 2022 Plan at any time, although prior stockholder approval must be obtained for any action that would materially (i) increase the benefits accruing to Participants under the 2022 Plan; (ii) increase the number of securities that may be issued under the 2022 Plan; or (iii) modify the requirements for participation in the 2022 Plan; or must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the NASDAQ, or, if the shares of our common stock are not traded on the NASDAQ, the principal national securities exchange upon which the shares of our common stock are traded or quoted. Any amendment to the 2022 Plan, or any outstanding award, is subject to compliance with all applicable laws, rules and policies of any applicable governmental entity or securities exchange, including any required approval.

The Compensation Committee may amend or terminate any outstanding award, but (except as provided below with respect to certain Change of Control (as defined below) transactions) not without the written consent of any award recipient or beneficiary if such action would adversely affect the rights of the holder of the award.

Limoneira Company	59	2024 Proxy Statement

Change of Control

Upon the sale, lease, transfer, conveyance, or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares of our common stock that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise, or any other similar corporate transaction, or during any period of two consecutive years individuals who at the beginning of such period constituted the Board (together with any directors elected that were approved by the Board) cease to constitute a majority of the Board (“Change of Control”), then to the extent not assumed, converted or replaced by the resulting entity, all outstanding stock options and SARs will become fully exercisable, all restrictions with respect to outstanding awards will lapse and become vested and non-forfeitable, and certain specified performance goals with respect to outstanding awards will be deemed to be satisfied at target; provided that, if payment of restricted and performance share-based awards or performance compensation awards under the 2022 Plan or an award agreement would cause a payment of nonqualified deferred compensation that is subject to Section 409A will be subject to additional considerations set forth under the 2022 Plan. Notwithstanding the foregoing, the Committee may determine: (i) that for each stock option and SAR the Participant will receive a payment in cancellation thereof equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of shares of our common stock in the Change of Control transaction and the exercise price of the applicable stock option or SAR, if such difference is positive; and (ii) for any stock options and SARs with an exercise price that is higher than the per share consideration received by holders of shares of our common stock in connection with the Change of Control will be cancelled for no additional consideration. To the extent outstanding awards are assumed, converted or replaced by the resulting entity, the awards will continue to vest in accordance with their terms (provided that any performance share-based goals shall be deemed achieved at target performance), except that such awards will vest if within the 12-month period following the Change in Control the Participant terminates employment without cause or for good reason.

Transferability of Awards

Each award, and each right under any award, will be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No award may be sold, assigned, alienated, pledged, attached, or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer, or encumbrance will be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary will not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

U.S. Federal Income Tax Aspects of Certain Awards

The following is a general summary of the federal income tax treatment of awards that are authorized for grant under the 2022 Plan, based upon the provisions of the Code in effect as of the date of this proxy statement. This summary is not intended to be exhaustive, does not discuss the tax consequences upon a Participant’s death nor any federal surtaxes, and the exact tax consequences to any award holder depend upon his or her particular circumstances and other facts. Participants in the 2022 Plan should consult their tax advisors with respect to any state, local and non-U.S. tax considerations or relevant federal tax implications of awards granted under the 2022 Plan.

Incentive Stock Options. An option holder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option that qualifies under Section 422 of the Code. Option holders who neither dispose of their shares of our common stock within two years of the date that the stock option was granted or within one year following the exercise of the stock option, normally recognize a capital gain or loss on the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an option holder satisfies these holding periods, on the sale of the shares of our common stock, we are not entitled to any deduction for federal income tax purposes. Where an option holder disposes of shares of our common stock within two years after the date of grant of those stock options or within one year after the date of exercise, which we refer to as a disqualifying disposition, the difference between the fair market value of the shares of our common stock on the exercise date and the stock option exercise price (which is not to exceed the gain realized on the sale, if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) is taxed as ordinary income at the time of disposition. Any gain in excess of that amount

Limoneira Company	60	2024 Proxy Statement

is a capital gain. If a loss is recognized, there is no ordinary income, and such loss is a capital loss. Any ordinary income recognized by the option holder on the disqualifying disposition of the shares of our common stock generally results in a deduction by the Company for federal income tax purposes. The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the option holder’s alternative minimum taxable income and may be subject to an alternative minimum tax that is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits that may arise with respect to option holders subject to the alternative minimum tax.

Nonqualified Stock Options. Stock options not designated or qualifying as incentive stock options are nonqualified stock options having no special tax status. An option holder generally recognizes no taxable income as a result of the grant of the stock option. On the exercise of a nonqualified stock option, the option holder normally recognizes ordinary income in the amount of the difference between the stock option exercise price and the fair market value of the shares of our common stock on the exercise date. Where the option holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. On the sale of shares of our common stock acquired by the exercise of a nonqualified stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date), is taxed as a capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. The Company should generally be entitled to a deduction equal to the amount of ordinary income recognized by the option holder as a result of the exercise of a nonqualified stock option.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a Participant. Upon exercise, the Participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. If the Participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Share Awards. A Participant acquiring restricted shares generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the Participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the restricted shares are acquired. Upon the sale of shares acquired pursuant to a restricted share award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Share Unit Awards. There generally are no immediate tax consequences of receiving an award of restricted share units. A participant who is awarded restricted share units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Share-Based Awards. A participant generally will recognize no income upon the grant of a performance share-based. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or non-restricted shares received. If the Participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Deductibility of Compensation. The Code limits publicly held corporations’ compensation deductions per “covered employee” (the principal executive officer, principal financial officer, the next three most highly-compensated officers, and any individual who was a covered employee since January 1, 2017) to $1 million per year. Despite this, we reserve the right to grant awards under the 2022 Plan even though such awards may not entitle us to a tax deduction.

Limoneira Company	61	2024 Proxy Statement

2022 Plan Benefits

Future awards, if any, that will be made to eligible Participants under the 2022 Plan are subject to the discretion of the Compensation Committee. Accordingly, future grants under the Incentive Plan are not determinable.

Text of Proposed 2022 Plan Amendment

“Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(d), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, One Million Five Hundred Thousand (1,500,000) Shares; provided that the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be Four Hundred Thousand (400,000) Shares.”

Required Vote to Approve the 2022 Plan Amendment

The affirmative vote of the holders of at least a majority of the outstanding shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will have no impact on the proposal. Our executive officers, management and non-employee directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2022 Plan Amendment.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the Amended Limoneira Company 2022 Omnibus Incentive Plan.

Limoneira Company	62	2024 Proxy Statement

Other Information

Stock Ownership Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our stock as of January 29, 2023 by (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of our stock, (ii) each director, (iii) each director nominee, (iv) our NEOs and (v) all of our directors and officers as a group. The applicable percentage ownership is based on 18,004,918 shares of common stock outstanding as of January 31, 2024, plus the number of shares of common stock issuable upon the conversion of Series B Convertible Preferred Stock and Series B-2 Convertible Preferred Stock. All common stockholders are entitled to one vote per share on all matters submitted to a vote of common stockholders.

The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and any shares that the entity or individual has the right to acquire within sixty (60) days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse pursuant to applicable community property laws) with respect to the shares set forth in the following table.

There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	# of shares	Percentage
5% Beneficial Owners
Global Alpha Capital Management Ltd.(7) 1800 McGill College, Suite 1300, Montreal, Quebec A8 H3A 3JB	2,790,024	15.48%
BlackRock, Inc.(9) 50 Hudson Yards, New York, NY 10001	1,227,767	6.81%
Old West Investment Management, LLC(8) 601 South Figueroa Street, Suite 1975, Los Angeles, CA 90017	952,292	5.28%
Directors and Officers(1)
Barbara Carbone	3,475	*
Harold S. Edwards(2)	264,086	1.46%
Gordon E. Kimball(3)	48,530	*
Elizabeth Mora	8,032	*
Mark Palamountain(4)	118,957	*
Peter J. Nolan(5)	1,104,359	6.13%
Scott S. Slater	49,944	*
Edgar A. Terry(6)	16,772	*
All Current Directors & Officers as of fiscal year end		8.95%

*Less than 1%

(1)The information provided in this table is based on the Company’s records and information supplied by the Directors and Officers. The business address for each director and officer is Limoneira Company, 1141 Cummings Road, Santa Paula, CA 93060.

Limoneira Company	63	2024 Proxy Statement

(2)Mr. Edwards owns all shares as a beneficiary of a trust. He holds voting and dividend rights to all shares including restricted shares. The number includes (1) Annual equity incentives; (2) Discretionary service based awards; and (3) SSP Bonuses totaling 162,148 shares, of which 122,264 shares vest in 2024, 28,089 shares vest in 2025 and 11,795 shares vest in 2026.

(3)Mr. Kimball is the beneficial owner of 45,040 shares held in a trust. He shares voting and investment power over these shares. The number also includes 3,490 shares owned by Mr. Kimball’s wife.

(4)Mr. Palamountain holds voting and dividend rights to all shares including restricted shares. The number includes (1) Annual equity incentives; (2) Discretionary service based awards; and (3) SSP Bonuses totaling 92,864 shares, of which 72,394 shares vest in 2024, 14,573 shares vest in 2025 and 5,897 shares vest in 2026.

(5)Mr. Nolan was appointed to the Board effective January 1, 2024. Prior to his appointment he held 1,103,750 shares pursuant to Schedule 13-D/A, filed December 15, 2023. Mr. Nolan was issued 609 shares after his appointment to the Board.

(6)Mr. Terry as a joint trustee of a trust owns shares beneficially. He holds voting and investment power over these shares.

(7)Pursuant to Schedule 13-G, filed on January 10, 2023, the amount reported consists of shares beneficially owned, as of December 31, 2022.

(8)Pursuant to Schedule 13-G, filed on February 23, 2023, the amount reported consists of shares beneficially owned, as of December 31, 2022.

(9)Pursuant to Schedule 13-G, filed on January 26, 2024, the amount reported consists of shares beneficially owned, as of December 31, 2023.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of October 31, 2023 about our common stock issuable to employees and directors under the 2022 Omnibus Plan, which was approved by stockholders on March 22, 2022. As of October 31, 2023, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation plans approved by security holders	500,000	500,000	154,580

(1)The Board approved the Limoneira Company 2022 Omnibus Incentive Plan on January 25, 2022. The Stockholders approved the plan at the 2022 Annual Meeting held March 22, 2022.

Certain Relationships and Related-Party Transactions

Policy for Approval of Related Party Transactions

In accordance with the terms of our Audit Committee charter, any transaction required to be disclosed pursuant to SEC regulations (including Item 404 of Regulation S-K) and PCAOB standards, which we refer to as related party transactions, must be identified, reviewed and approved by our Audit Committee, which is comprised entirely of independent directors. Details of such related party transactions will be discussed with the Company’s independent accountants and publicly disclosed as required by applicable law.

There were no transactions with related parties during fiscal year 2023 for the Audit Committee to review and approve in accordance with its policy, as described above, which is included in the Audit Committee Charter.

Family Relationships and Other Arrangements

There are no family relationships among the members of the Board of Directors and executive officers. There are no arrangements or understandings between or among the Company’s executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Delinquent Section16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our stock and our other equity securities with the SEC. As a practical matter, we assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. To the Company’s knowledge, during the fiscal year ended October 31, 2023, or with respect to such fiscal year, all Section 16(a) filing requirements were timely met.

Limoneira Company	64	2024 Proxy Statement

Stockholder Communications with the Board of Directors

The Company established a process for stockholders to send communications by mail to the Board: Corporate Secretary, Limoneira, 1141 Cummings Road, Santa Paula, CA 93060. Stockholders may also send communications to the Board as a group via the Investor Relations section of our website, www.limoneira.com, under the headings “Investor — Corporate Governance — Contact the Board.” Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Stockholder Proposals for 2025 Annual Meeting

Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (A) pursuant to the Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board (or any committee thereof), or (C) by any stockholder of the Company who is entitled to vote at the meeting and who complies with the notice procedures set forth in Section 2.1 of our Bylaws.

Stockholder proposals should be addressed to our principal executive office as follows:

Limoneira Company
Attn: Corporate Secretary
1141 Cummings Road
Santa Paula, CA 93060

Stockholder Proposals – Inclusion in Company Proxy Statement

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive office listed above no later than October 7, 2024, as prescribed by rules and requirements of Rule 14a-8 under the Exchange Act.

Other Stockholder Proposals or Nominations

With respect to stockholders desiring to bring nominations or proposals other than pursuant to Rule 14a-8, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. A stockholder’s notice must be delivered by a nationally recognized courier service or mailed by certified first class United States mail, postage or delivery charges prepaid, and received by the Corporate Secretary at the principal executive offices of the Company listed above not earlier than the November 15 immediately preceding such annual meeting nor later than the close of business on the ninetieth (90th) day immediately preceding the anniversary of the previous year’s annual meeting if such meeting is scheduled to be held on a day which is not more than thirty (30) days in advance of the anniversary of the previous year’s annual meeting nor later than sixty (60) days after the anniversary of the previous year’s annual meeting. Therefore to be timely under our Bylaws, a stockholder proposal or nomination for the 2025 Annual Meeting of Stockholders must be received no earlier than November 15, 2024, and not later than December 26, 2024.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 27, 2025.

United States Securities and Exchange Commission Reports

Copies of our Annual Report on Form 10-K for the year ended October 31, 2023, as filed with the SEC, are available to stockholders free of charge on our website at www.limoneira.com under the headings “Investor — Financial Information” or by writing to us at 1141 Cummings Road, Santa Paula, California 93060, Attention: Investor Relations.

Limoneira Company	65	2024 Proxy Statement

Delivery of Documents to Stockholders Sharing and Address

Some brokers and we have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you participate in householding and wish to receive a separate set of proxy materials, or if you wish to receive separate copies of future notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your oral or written request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank or other nominee to request information about householding.

Other Matters

We know of no other business that will be brought before the Annual Meeting. If any other matter or any proposal should be properly presented and come before the meeting for action, the persons named in the accompanying proxy will, at their discretion and in accordance with their best judgment, vote upon such proposal.

Limoneira Company	A-1	2024 Proxy Statement

Appendix A – Amendment to Restated Certificate of Incorporation

Certificate of Amendment of Restated Certificate
of Incorporation of Limoneira Company

(a Delaware corporation)

Limoneira Company (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Limoneira Company.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 12, 1990, amended pursuant to a Restated Certificate of Incorporation on July 6, 1990, amended pursuant to a Certificate of Amendment of Certificate of Incorporation on May 6, 2003, amended pursuant to a Certificate of Amendment of Certificate of Incorporation on May 24, 2010, and further amended pursuant to a Certificate of Amendment of Certificate of Incorporation on March 29, 2017 (as amended, the “Certificate of Incorporation”).

THIRD: That the Board of Directors of the Corporation, at a meeting duly convened and held, approved, ratified and duly adopted resolutions setting forth the following amendment to the Certificate of Incorporation to allow for the exculpation of executive officers pursuant to Section 102(b) of the DGCL, declaring such amendment to be advisable:

Article TWENTY-SECOND of the Certificate of Incorporation of the Corporation is amended and restated in its entirety as follows:

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director or officer as a director or officer, respectively, except to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of this Article TWENTY-SECOND shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

FOURTH: That thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this ___ day of March, 2024.

By:
Harold S. Edwards
President & Chief Executive Officer

Limoneira Company	B-1	2024 Proxy Statement

Appendix B – Limoneira Company 2022 Omnibus Incentive Plan

Limoneira Company 2022 Omnibus Incentive Plan

(as approved by the Board of Directors on January 25, 2022)
(as approved by the stockholders on March 22, 2022)

Purpose. The purposes of this Limoneira Company 2022 Omnibus Incentive Plan (the “Plan”) are to promote the interests of Limoneira Company and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the Company and its Affiliates, as defined below; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. This Plan is intended to replace the prior Limoneira Company Amended and Restated 2010 Omnibus Incentive Plan, as amended (the “Prior Plan”), which Prior Plan terminated on January 24, 2022. Notwithstanding the foregoing, any awards granted under the Prior Plan shall remain in effect pursuant to the terms of the Prior Plan and the respective award agreements thereunder.

Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean any employer with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, applied using fifty percent (50%) as the percentage of ownership required under such Code sections; provided, however, that the term Affiliate shall be construed in a manner in accordance with the registration provisions of applicable securities laws.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit Award, Performance Share-Based Award, Other Share-Based Award, or Performance Compensation Award made or granted from time to time hereunder.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant, including by electronic means, as provided in Section 14(f).

“Board” shall mean the Board of Directors of the Company.

“Cause,” as a reason for a Participant’s termination of employment or service, shall have the meaning assigned such term in the employment, severance, or similar agreement, if any, between the Participant and the Company or an Affiliate. If the Participant is not a party to an employment, severance, or similar agreement with the Company or an Affiliate in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean:

the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing, or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment or service with the Company or an Affiliate;

the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude, or theft;

the intentional and wrongful damaging of property, contractual interests, or business relationships of the Company or an Affiliate;

the intentional and wrongful disclosure of secret processes or confidential information of the Company or an Affiliate in violation of an agreement with, or a policy of, the Company or an Affiliate;

the continued failure to substantially perform the Participant’s duties for the Company or an Affiliate;

current alcohol or prescription drug abuse affecting work performance;

current illegal use of drugs; or

any intentional conduct contrary to the Company’s or an Affiliate’s written policies or practices.

Limoneira Company	B-2	2024 Proxy Statement

“Change of Control” shall mean the occurrence of any of the following:

the sale, lease, transfer, conveyance, or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or

any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise, or during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) cease for any reason to constitute a majority of the Board, then in office.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board designated by the Board to administer the Plan and composed of not less than two (2) directors, each of whom is required to be a “Nonemployee Director” (within the meaning of Rule 16b-3) to the extent Rule 16b-3 is applicable to the Company and the Plan.

“Company” shall mean Limoneira Company, a Delaware corporation, together with any successor thereto.

“Effective Date” shall have the meaning ascribed to it in Section 16(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean, except as otherwise provided in the applicable Award Agreement,

with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee in accordance with objective, arm’s length standards; and

with respect to the Shares, as of any date:

the closing per-share sale price (excluding any “after hours” trading) of the Shares (aa) as reported by the National Association of Securities Dealers Automated Quotations (“NASDAQ”) for such date, or (bb) if the Shares are listed on a national stock exchange other than the NASDAQ, the closing per-share sale price of the Shares as reported on the stock exchange composite tape for securities traded on such stock exchange for such date, or in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A).

“Fiscal Year” shall mean the Company’s fiscal year beginning each November 1 and ending the following October 31.

“Good Reason” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance, or similar agreement, if any, between the Participant and the Company or an Affiliate. If the Participant is not a party to an employment, severance, or similar agreement with the Company or an Affiliate in which such term is defined, then unless otherwise defined in the applicable Award Agreement, for purposes of this Plan, the Participant shall not be entitled to terminate his employment or service for Good Reason.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan (and which is so designated in the applicable Award Agreement) and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code and the regulations thereunder.

Limoneira Company	B-3	2024 Proxy Statement

“Nonqualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that does not qualify as an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Other Share-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any employee of, or consultant to, the Company or its Affiliates, or nonemployee director who is a member of the Board or the board of directors of an Affiliate, eligible for an Award under Section 5 of the Plan and selected by the Committee to receive an Award under the Plan or who receives a Substitute Award.

“Performance Share-Based Award” shall mean any right granted under Section 9 of the Plan.

“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or an Affiliate, division, or operational unit of the Company or an individual service provider). The Performance Criteria applicable to any Award shall be based on one or more of the following criteria: (i) return measures, including, but not limited to, return on assets, net assets, stockholders’ equity, stockholder returns, capital, invested capital, sales, or revenue; (ii) revenue; (iii) average revenue; (iv) profit margin; (v) earnings per Share; (vi) net earnings or net income (before or after taxes), net income compared to average net income over a period, net income as a percentage determinant to multiply times salary; (vii) operating earnings; (viii) net sales or revenue growth; (ix) cash flow, including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, average cash, cash from activities, cash from activities compared to average cash from activities over a period, and cash flow return on investment; (x) earnings before or after interest, taxes, depreciation and amortization; (xi) net operating profit; (xii) growth of business; (xiii) operating expenses; (xiv) capital expenses; (xv) cost or expense targets; (xvi) share price, including, but not limited to, growth measures and total shareholder return; (xvii) enterprise value; (xviii) equity market capitalization; (xix) cost reduction or savings; (xx) performance against operating budget goals; (xxi) margins; (xxii) customer satisfaction; (xxiii) working capital targets; (xxiv) working value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (xxv) completion of securities offering; (xxvi) completion of corporate refinancing; (xxvii) sales or market share; (xxviii) operating objectives or activities; or (xxix) individually specified objectives.

“Performance Formula” shall mean, for a Performance Period, one or more objective formulas applied against the relevant Performance Goals to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

“Performance Goals” shall mean, for a Performance Period, one or more goals as may be established in writing by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants:

in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development affecting the Company; or

in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions, including any changes in tax laws; or

in the event of, or in anticipation of, any asset write-downs; or

in the event of, or in anticipation of, any litigation or claims judgments or settlements; or

in the event of, or in anticipation of, any reorganization and restructuring programs; or

in the event of, or in anticipation of, any acquisitions or divestitures; or

Limoneira Company	B-4	2024 Proxy Statement

in the event of, or in anticipation of, any foreign exchange gains and losses; or

in the event of, or in anticipation of, any change in the Company’s fiscal year.

“Performance Period” shall mean the one (1) or more periods of time of at least twelve (12) consecutive months in duration (usually a Fiscal Year), as the Committee may select, over which the attainment of one (1) or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, government, or political subdivision.

“Plan” shall mean this Limoneira Company 2022 Omnibus Incentive Plan, as may be amended from time to time in accordance with Section 12 hereof.

“Prior Plan” shall have the meaning specified in Section 1.

“Restricted Share” shall mean any physical or electronic book-entry Share granted under Section 8 of the Plan.

“Restricted Share Unit” shall mean any unit that represents an unfunded and unsecured promise to deliver Shares or some other form of payment in the future granted under Section 8 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder as in effect from time to time.

“Separation from Service” shall mean a termination from employment or service of an employee or other service provider with the Company and all Affiliates; provided that the employment relationship shall be considered to continue while the individual is on military leave, sick leave, or other bona fide leave of absence so long as the period of such absence does not exceed six (6) months, or, if longer, so long as the individual retains a right to reemployment with the Company or Affiliate under an applicable statute or by contract. An employee or other service provider is presumed to have separated from service where the level of bona fide services preformed decreases to a level equal to twenty percent (20%) or less than the average level of services performed by the employee or other service provider during the immediately preceding thirty-six-(36-) month period. In all applicable cases, whether an employee or other service provider has incurred a Separation from Service shall be determined in accordance with Section 409A.

“Shares” shall mean the common stock of the Company, $0.01 par value, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares, or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4(d) of the Plan; provided that such other securities shall, for Options and Stock Appreciation Rights, always constitute “service recipient stock” within the meaning of Section 409A.

“Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and the Company’s Specified Employee determination policy, if any.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Substitute Awards” shall have the meaning specified in Section 4(e) of the Plan.

“Ten Percent Shareholder” shall mean an individual who, at the time an Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company. An individual shall be considered as owning the stock owned, directly or indirectly, by or for the individual’s brothers and sisters, spouse, ancestors, and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its stockholders, partners, or beneficiaries.

Limoneira Company	B-5	2024 Proxy Statement

Administration.

Committee; Powers of. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law (including Section 409A), and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

designate Participants;

determine the type or types of Awards to be granted to a Participant and grant Awards;

determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;

determine the terms and conditions of any Award and Award Agreement;

determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A);

interpret, administer, or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan;

establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

establish and administer Performance Goals and determine whether, and to what extent, they have been attained; and

make any other decision or determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Notwithstanding the foregoing, Awards to Non-Employee Directors in compliance with Section 4(a)(vii) shall only be made in accordance with the terms, conditions and parameters of a program or policy for the compensation of Non-Employee Directors adopted by the Board as in effect from time to time, and the Committee may not make awards to Non-Employee Directors outside of the terms of such program or policy.

Unless otherwise expressly provided in the Plan or limited by Section 409A, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder.

The mere fact that a Committee member shall fail to qualify as a “Nonemployee Director” within the meaning of Rule 16b-3 shall not invalidate any Award made by the Committee, which Award is otherwise validly made under the Plan.

No member of the Committee shall be liable to any Person for any action or determination made in good faith with respect to the Plan or any Award hereunder.

The Committee may delegate to one or more officers of the Company (or, in the case of Awards of Shares, the Board may delegate to a committee made up of one or more directors) the authority to grant Awards to Participants who are not executive officers or directors of the Company subject to Section 16 of the Exchange Act.

Shares Available for Awards.

Shares Available. Subject to adjustment as provided in Section 4(d), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, Five Hundred Thousand (500,000) Shares; provided that the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be Four Hundred Thousand (400,000) Shares.

Limoneira Company	B-6	2024 Proxy Statement

Fiscal Year/Performance Period Award Limits. Subject to the overall limitations in Section 4(a), individual Awards shall be subject to the following limitations on a per Participant basis:

Stock Options. The maximum number of Shares with respect to which Nonqualified Stock Options and Incentive Stock Options may be granted to any one Participant in any Fiscal Year shall be Two Hundred Thousand (200,000) Shares.

Stock Appreciation Rights. The maximum number of Shares with respect to which any Stock Appreciation Rights may be granted to any one Participant in any Fiscal Year shall be Two Hundred Thousand (200,000) Shares.

Restricted Shares. The maximum aggregate number of Shares of Restricted Shares that may be granted to any one Participant in any Fiscal Year shall be Five Hundred Thousand (500,000) Shares.

Restricted Share Units. The maximum aggregate number of Shares of Restricted Share Units that may be granted to any one Participant in any Fiscal Year shall be Five Hundred Thousand (500,000) Shares.

Performance Share-Based Awards. The maximum number of Shares awarded or credited with respect to Performance Share-Based Awards to any one Participant in a single Performance Period may not exceed Five Hundred Thousand (500,000) Shares determined as of the date of payout, or, in the event such Performance Share-Based Awards are paid in cash, the equivalent cash value thereof.

Other Share-Based Awards. The maximum number of Shares that may be granted as Other Share-Based Awards in respect of any Fiscal Year shall be Two Hundred Thousand (200,000) Shares or, in the event such Other Share-Based Awards are paid in cash, the equivalent cash value thereof.

Nonemployee Director Awards. During any Fiscal Year, a Participant who is a “Nonemployee Director” within the meaning of Rule 16b-3 may not receive aggregate compensation for their services as a director, including any cash compensation, other compensation and the value of any Awards under this Plan (based on Award date Fair Market Value), in excess of Four Hundred Thousand Dollars ($400,000).

Shares Counted. Shares covered by an Award granted under the Plan shall not be counted unless and until they are actually issued and delivered, or recorded in book-entry form, to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by Shares relating to prior Awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any Award, any Shares that were covered by such Award will be available for issue hereunder. Notwithstanding anything to the contrary contained herein:

if Shares are tendered or otherwise used in payment of the exercise price of an Option, the total number of Shares covered by the Option being exercised shall reduce the aggregate limit described in Section 4(a);

Shares withheld by the Company to satisfy a tax withholding obligation shall count against the aggregate limit described in Section 4(a) and the limits described in Section 4(b);

the number of Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually issued to the Participant upon exercise of the Stock Appreciation Right, shall be considered issued and transferred or recorded and held in book-entry form pursuant to the Plan; and

to the extent that any outstanding Award is settled in cash in lieu of Shares, the Shares allocable to such portion of the Award may again be subject to an Award granted under the Plan.

Adjustments. Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines in its sole discretion that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares, such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust, subject to the proviso of Section 2(ii) (definition of Shares) and any other requirements under Code Sections 422, 424, and 409A, any or all of:

the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted;

Limoneira Company	B-7	2024 Proxy Statement

the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards; and

the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right.

Substitute Awards. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

Sources of Shares Deliverable under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares; provided, however, if the Company so determines, Shares delivered may consist of Shares purchased in the market.

(g) Minimum Vesting Requirements. All Awards granted under the Plan shall be subject to a minimum vesting period of one (1) year. For purposes of awards to Nonemployee Directors, a vesting period will be deemed to be one (1) year if it begins on the date of one annual meeting of the Company’s stockholders and ends on the date of the Company’s next succeeding annual meeting of stockholders. Notwithstanding the foregoing, the minimum vesting requirements of this Section 4(g) shall not apply with respect to a maximum of five percent (5%) of the Shares authorized under the Plan pursuant to Section 4(a).

Eligibility. Any employee of, or consultant to, the Company or any of its Affiliates (including any prospective employee, but not before his hire date), or nonemployee director who is a member of the Board or the board of directors of an Affiliate, shall be eligible to be selected as a Participant.

Stock Options.

Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option (which shall be fixed on the date of grant and set forth in the applicable Award Agreement), the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Nonqualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Nonqualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. As required by Section 409A, Nonqualified Stock Options shall have a grant price equal to or greater than the Fair Market Value per Share as of the date of grant. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options. No Option shall include any feature for the deferral of income other than the deferral of recognition of income until the later of the exercise or disposition of the Option.

Exercise Price. The Committee shall determine and establish the exercise price at the time each Option is granted; provided that such exercise price shall be set forth in the applicable Award Agreement and shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant; and provided, further, that if the Option is an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise price of the Option shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of the grant of the Option.

Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. No Option shall be exercisable more than ten (10) years from the date of grant; provided, however, that in the case of a Ten Percent Shareholder, no Incentive Stock Option shall be exercisable later than the fifth (5th) year anniversary of the date of its grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable. To the extent that the aggregate Fair Market Value of the Shares with respect to Options designated as Incentive Stock Options plus the incentive stock options granted by any Affiliate are exercisable for the first time by a Participant during any calendar year under all plans of the Company and Affiliates exceeds one hundred thousand dollars ($100,000), such options shall be treated as Nonqualified Stock Options.

Limoneira Company	B-8	2024 Proxy Statement

For purposes of the preceding sentence, (i) Options shall be taken into account in the order in which they are granted, and (ii) the Fair Market Value of the Shares shall be determined as of the time the Incentive Stock Option or other incentive stock option is granted.

Payment.

No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor is received by the Company. Such payment may be made as provided in the Award Agreement:

in cash, or its equivalent, or

by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest and which have been owned by such Participant for at least six (6) months and acquired other than through an Incentive Stock Option), or subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price or by a combination of the foregoing;

provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate exercise price and the taxes, if any, required to be withheld.

Proof of Share Ownership. Wherever in any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

Disqualifying Dispositions. A Participant shall be obligated to give the Company or any Affiliate for which the Participant works notice of any disposition of any Incentive Stock Option prior to the applicable holding periods.

Stock Appreciation Rights.

Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award (which shall be set on the date of grant and specified in the Award Agreement), the grant price thereof and the conditions and limitations applicable to the exercise thereof. As required by Section 409A, Stock Appreciation Rights shall have a grant price equal to or greater than the Fair Market Value per Share as of the date of grant. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award; provided that the Stock Appreciation Rights granted in tandem with an Award shall be granted at the same time as the other Award.

Exercise and Payment. The grant price of a Stock Appreciation Right per Share shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. No Stock Appreciation Right shall be exercisable more than ten (10) years from the date of grant. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof times the number of Shares exercised. The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares, or a combination of cash and Shares.

Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate; provided that the Stock Appreciation Right shall not include any feature for the deferral of income other than the deferral of income until the exercise of the Stock Appreciation Right.

Restricted Shares and Restricted Share Units.

Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Restricted Share Units and Restricted Shares shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards.

Limoneira Company	B-9	2024 Proxy Statement

Transfer Restrictions. Restricted Share Units and Restricted Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered, except, in the case of Restricted Shares, as provided in the Plan or the applicable Award Agreements. Unless otherwise directed by the Committee:

certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company; or

Restricted Shares shall be held at the Company’s transfer agent in book-entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

upon the lapse of the restrictions applicable to such Restricted Shares, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative; the transfer agent shall remove the restrictions relating to the transfer of such Shares; or, if so requested by the Participant, the unrestricted certificates or Shares, as applicable, shall continue to be held on behalf of the Participant.

Payment. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities, or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Dividends paid on any of Restricted Shares shall be withheld by the Company subject to vesting of the Restricted Shares pursuant to Section 10(b) or the terms of the applicable Award Agreement, or may be reinvested in additional Restricted Shares, as determined by the Committee and specified in the Award Agreement on the date of grant. Dividend equivalents may be credited on Restricted Share Units as additional Restricted Share Units, if so determined by the Committee and specified in the Award Agreement on the date of grant.

Performance Share-Based Awards.

Grant. The Committee shall have sole authority to determine the Participants who shall receive a “Performance Share-Based Award,” which shall consist of a right which is:

denominated in cash or Shares;

valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish; and

payable at such time and in such form (in accordance with Section 409A, if applicable) as the Committee shall determine and specify in the Award Agreement on the date of grant.

Terms and Conditions. Subject to the terms of the Plan and the applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any target Performance Share-Based Award, and the amount and kind of any final payment or transfer to be made pursuant to any Performance Share-Based Award depending upon achievement of Performance Goals.

Payment of Performance Share-Based Awards. Performance Share-Based Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the Award Agreement on the date of grant.

Other Share-Based Awards.

General. The Committee shall have authority to grant to Participants an “Other Share-Based Award,” which shall consist of any right which is:

not an Award described in Sections 6 through 9 above; and

an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed applicable by the Committee after consultation with legal counsel, with Rule 16b-3 and applicable law, including Section 409A. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Share-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Share-Based Award granted under this Plan.

Limoneira Company	B-10	2024 Proxy Statement

Dividend Equivalents. In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights), whether made as an Other Share-Based Award under this Section 10 or as an Award granted pursuant to Sections 8 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, or other property on a current or deferred basis consistent with Section 409A; provided, that in the case of Awards with respect to which any applicable Performance Criteria have not been achieved, dividend equivalents may be paid only on a deferred basis, to the extent the underlying Award vests; provided further, that dividends and dividend equivalents shall not be paid or distributed unless and until the underlying Award ceases to be subject to a substantial risk of forfeiture. Unless otherwise provided in the applicable Award Agreement, dividends and dividend equivalents will be paid or distributed no later than the fifteenth (15th) day of the third (3rd) month following the later of (i) the calendar year in which the corresponding dividends were paid to the Company’s stockholders, or (ii) the first (1st) calendar year in which the Participant’s right to such dividends and dividend equivalents is no longer subject to a substantial risk of forfeiture.

Performance Compensation Awards.

General. The Committee shall have the authority, at the time of grant of any Award described in Sections 8 through 10 of the Plan, to designate such Award as a Performance Compensation Award.

Eligibility. The Committee will, in its sole discretion, designate which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. Designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 11. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) to apply to the Company, and the Performance Formula. The Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 11(c) and record the same in writing.

Payment of Performance Compensation Awards.

Employment Requirement. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that:

the Performance Goals for such period are achieved; and

the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

Determination. Following the completion of a Performance Period, the Committee shall meet to review and determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and determine that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period.

Discretion. In determining the actual size of an individual Performance Share-Based Award for a Performance Period, the Committee may increase, reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period if, in its sole discretion, such increase, reduction or elimination is appropriate.

Limoneira Company	B-11	2024 Proxy Statement

Timing of Award Payments. The Awards granted for a Performance Period shall be paid to Participants as soon as administratively possible following completion of the determinations by this Section 11; provided that in no event shall any Award granted for a Performance Period be paid later than March 15th of the calendar year immediately following the end of such Performance Period.

Maximum Award Payable. As provided in Section 4(a) and Section 4(b) hereof, the maximum Awards payable in Shares to any one Participant under the Plan is limited; or, in the event Awards are paid in cash, the amount is limited to the equivalent cash value on the last day of the Performance Period to which such Award relates. Furthermore, any Award that has been deferred (other than Options and Stock Appreciation Rights that cannot be deferred under Section 409A) shall not increase (between the date as of which the Award is deferred and the payment date):

with respect to the Award that is payable in cash, by a measuring factor for each Fiscal Year greater than a reasonable rate of interest set by the Committee prior to the applicable Fiscal Year; or

with respect to an Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Award is deferred to the payment date.

Amendment and Termination.

Amendments to the Plan; Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time without stockholder approval; provided that if an amendment to the Plan that:

would materially increase the benefits accruing to Participants under the Plan;

would materially increase the number of securities which may be issued under the Plan;

would materially modify the requirements for participation in the Plan; or

must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the NASDAQ, or, if the Shares are not traded on the NASDAQ, the principal national securities exchange upon which the Shares are traded or quoted;

such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided further, that any such amendment, alteration, suspension, discontinuance, or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder, or beneficiary. No amendment or other action by the Board shall terminate the Plan except, to the extent applicable, in accordance with Section 409A.

Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would impair the rights of any Participant, any holder, or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder, or beneficiary and provided further that no such actions shall accelerate the time and form of payment of an Award except as permitted in accordance with Section 409A.

Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 409A, the Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(d) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines, after consultation with its advisors, that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Repricing; Reloading. Subject to Section 409A, except in connection with a corporate transaction or event described in Section 4(d) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or cancel Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval. No Award Agreement may include provisions that “reload” Options or Stock Appreciation Rights upon exercise.

Limoneira Company	B-12	2024 Proxy Statement

Change of Control.

To the extent outstanding Awards granted under this Plan are not assumed, converted, or replaced by the resulting entity in the event of a Change of Control, all outstanding Options and Stock Appreciation Rights shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified Performance Goals with respect to outstanding Awards shall be deemed to be satisfied at target; provided that payment of Restricted and Performance Share-Based Awards or Performance Compensation Awards shall be made in accordance with Section 13(d). Notwithstanding the foregoing, the Committee may determine (i) that for each Option and Stock Appreciation Right the Participant shall receive a payment in cancellation thereof equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Shares in the Change of Control transaction and the exercise price of the applicable Option or Stock Appreciation Right, if such difference is positive; and (ii) for any Options and Stock Appreciation Rights with an exercise price that is higher than the per share consideration received by holders of Shares in connection with the Change of Control shall be cancelled for no additional consideration.

To the extent outstanding Awards granted under this Plan are assumed, converted, or replaced by the resulting entity in the event of a Change of Control:

any outstanding Awards that are subject to Performance Share-Based Goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the Change of Control;

each Performance Share-Based Award or Performance Compensation Award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the Award Agreement; and

all other Awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the Award Agreement.

To the extent outstanding Awards granted under this Plan are either assumed, converted, or replaced by the resulting entity in the event of a Change of Control, if a Participant’s employment or service is terminated without Cause by the Company or an Affiliate or a Participant terminates his employment or service with the Company or an Affiliate for Good Reason (if applicable), in either case, during the twelve-(12-) month period following a Change of Control, all outstanding Options and Stock Appreciation Rights held by the Participant shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of nonqualified deferred compensation that is subject to Section 409A to be made upon the occurrence of:

a Change of Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A; or

a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a Separation from Service.

Any payment that does not comply with the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control or termination of employment or service, but disregarding any performance requirements and substituting the passage of time for any future service requirements and any Performance Periods. If a Change of Control constitutes a “change of control” within the meaning of Section 409A, payment shall be made in a lump sum within ten (10) business days following the Change of Control unless the Award Agreement specifies otherwise. If a termination following a Change of Control qualifies as a Separation from Service, distribution will be made in a lump sum within sixty (60) days following the Separation from Service date unless the Award Agreement specifies otherwise.

General Provisions.

Nontransferability.

Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.

Limoneira Company	B-13	2024 Proxy Statement

No Award may be sold, assigned, alienated, pledged, attached, or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer, or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, holders, or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

Share Restrictions. Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates or cause its transfer agent to put a legend or legends on book-entry Shares to make appropriate reference to such restrictions.

Withholding.

A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due, or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment, or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six (6) months and acquired other than through an Incentive Stock Option) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option a number of Shares with a Fair Market Value equal to such withholding liability, subject to procedures established by the Committee or the Company before and after the Company’s adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718) dated March, 2016.

Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, disability, or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

Electronic Delivery and Acceptance. The Company may electronically deliver documents related to current or future participation in the Plan and may request Participants’ consent to participate by electronic means. Participants may consent to receive documents by electronic delivery and agree to participate in the Plan through the Company’s on-line system or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.

No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in any applicable employment contract or agreement.

No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

Limoneira Company	B-14	2024 Proxy Statement

Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, applied without giving effect to its conflict of laws principles.

Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder, or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

Deferrals. In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A.

Beneficiary Designations. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to, or exercised by, the Participant’s executor or legal representative.

Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Compliance with Section 409A.

To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A, so that the early income inclusion and additional tax, penalty, and interest provisions do not apply to Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.

Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

If, at the time of a Participant’s Separation from Service, (i) the Participant shall be a Specified Employee and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of

Limoneira Company	B-15	2024 Proxy Statement

Section 409A) and that no exemption or exclusion shall apply, the payment of which is required to be delayed pursuant to the six-(6-) month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, with interest, on the earlier of the first business day of the seventh month following the Separation from Service date or within sixty (60) days following the date of death.

Notwithstanding any provision of this Plan and grants hereunder to the contrary, if permitted under Section 409A, the Company shall amend this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Term of the Plan.

Effective Date. The Plan shall be effective as of the date of its approval by the Board (the “Effective Date”), subject to approval of the Plan by the stockholders of the Company, and, unless earlier terminated by the Board pursuant to Section 12, shall terminate on the ten (10) year anniversary of the Effective Date (the “Termination Date”).

Awards Prior to Termination Date. No Awards will be made under this Plan after the Termination Date, but all Awards made on or prior to the Termination Date will continue in effect thereafter subject to the terms thereof and of this Plan.

* * *

LIMONEIRA COMPANY
1141 Cummings Road
Santa Paula, California 93060
(805) 525-5541
www.limoneira.com

LIMONEIRA®
SINCE 1893

VOTE

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We must receive your proxy no later than March 25, 2024, at 11:59 p.m. Pacific Time

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR ALL" for Proposal 1, "FOR" Proposals 2, 4, 5 and 6 and "1 YEAR" for Proposal 3.

FOR ALL nominees listed below ☐ WITHHOLD AUTHORITY to vote for all nominees listed below ☐ EXCEPTIONS ☐ CUMULATIVE VOTING ELECTIONS ☐

Director Nominee Name	Number of Votes
01 - Harold S. Edwards	_________ Votes FOR
02 - Edgar A. Terry	_________ Votes FOR
Total Votes Cast:	

INSTRUCTIONS: To withhold authority to vote for any individual nominee or nominees, mark the "EXCEPTIONS" box above and strike a line through the name(s) of the nominee(s).

If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the "CUMULATIVE VOTING ELECTIONS" box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes cast on this proxy may not exceed the number of votes you are entitled to times two. For example, if you own 100 shares, you are entitled to cast 200 votes for director nominees. However, if you have cast your proxy for the other above choices, do not complete this table.

Proposal	1 Year	2 Years	3 Years	Abstain
3. To vote on an advisory resolution on the frequency of Say-on-Pay votes ("Proposal 3");	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03XRYA

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 26, 2024.
The Notice of the Annual Meeting of Stockholders, Proxy Statement and the Annual Report for the fiscal year ended October 31, 2023, are available at: http://www.edocumentview.com/LMNR

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LIMONEIRA COMPANY

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 26, 2024
at Museum of Ventura County – Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold S. Edwards and Mark Palamountain, and each of them, as the attorneys, agents and proxies of the undersigned with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders of Limoneira Company to be held at Museum of Ventura County – Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060 on March 26, 2024, at 10:00 a.m., Pacific Time, and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS IN PROPOSAL 1, "FOR" THE ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION IN PROPOSAL 2, FOR "1 YEAR" FREQUENCY OF SAY-ON-PAY VOTES IN PROPOSAL 3,"FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 4, "FOR" TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO ALLOW FOR THE EXCULPATION OF OFFICERS IN PROPOSAL 5, AND "FOR" TO AMEND THE LIMONEIRA COMPANY 2022 OMNIBUS INCENTIVE PLAN IN PROPOSAL 6. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR ALL" DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS IN PROPOSAL 1, "FOR" THE ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION IN PROPOSAL 2, FOR "1 YEAR" FREQUENCY OF SAY-ON-PAY VOTES IN PROPOSAL 3,"FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 4, "FOR" TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO ALLOW FOR THE EXCULPATION OF OFFICERS IN PROPOSAL 5, AND "FOR" TO AMEND THE LIMONEIRA COMPANY 2022 OMNIBUS INCENTIVE PLAN IN PROPOSAL 6, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY OTHER ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS MADE, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

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